Exhibit 10.62(a)

AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT

Dated as of September 3, 2008

among

MIDWEST AIRLINES, INC.,

as the Borrower,

MIDWEST AIR GROUP, INC.,

as Parent,

THE SUBSIDIARIES OF

MIDWEST AIRLINES, INC.,

as Guarantors,

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION,

as Administrative Agent and as Collateral Agent,

and

The Lenders Party Hereto

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms
1.02	Other Interpretive Provisions
1.03	Accounting Terms
1.04	References to Agreements and Laws
1.05	Times of Day
1.06	Uniform Commercial Code.

ARTICLE II
THE TERM COMMITMENTS AND TERM LOANS

2.01	The Term Loans
2.02	Prepayments
2.03	Repayment of Term Loans
2.04	Interest
2.05	Computation of Interest
2.06	Evidence of Indebtedness
2.07	Payments Generally.
2.08	Sharing of Payments

ARTICLE III
TAXES

3.01	Taxes
3.02	Matters Applicable to All Requests for Compensation
3.03	Survival

ARTICLE IV
CONDITIONS PRECEDENT TO TERM LOANS

4.01	Amendment and Restatement Effective Date Conditions
4.02	Milestone Achievement Date Conditions

ARTICLE V
REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws; “Air Carrier Status”
5.02	Authorization; No Contravention
5.03	Governmental Authorization; Other Consents
5.04	Binding Effect
5.05	Financial Statements
5.06	Litigation
5.07	No Default
5.08	Ownership of Property
5.09	Environmental Compliance
5.10	Insurance
5.11	Taxes
5.12	ERISA Compliance
5.13	Subsidiaries; Equity Interests
5.14	Margin Regulations; Investment Company Act;
5.15	Disclosure
5.16	Compliance with Laws
5.17	Intellectual Property; Licenses, Etc
5.18	Security/Priority
5.19	Slot Utilization
5.20	Representations and Warranties as to Collateral
5.21	Indebtedness and Guaranteed Indebtedness
5.22	Deposit Accounts

ARTICLE VI
AFFIRMATIVE COVENANTS

6.01	Financial Statements
6.02	Certificates; Other Information
6.03	Notices
6.04	Payment of Obligations
6.05	Preservation of Existence, Etc
6.06	Maintenance of Properties
6.07	Maintenance of Insurance
6.08	Compliance with Laws
6.09	Books and Records
6.10	Inspection Rights
6.11	Use of Proceeds
6.12	Further Assurances
6.13	Compliance with Terms of Gate Leaseholds
6.14	Cash Management System; Controlled Accounts; Initial Drawing
6.15	FAA and DOT Matters; Citizenship
6.16	Slot Utilization
6.17	Gate Utilization
6.18	Cape Town Convention
6.19	Payment of Taxes

ARTICLE VII
NEGATIVE COVENANTS

7.01	Liens
7.02	Investments
7.03	Indebtedness
7.04	Guarantees and Other Liabilities
7.05	Fundamental Changes
7.06	Dispositions
7.07	Restricted Payments
7.08	Change in Nature of Business
7.09	Transactions with Affiliates
7.10	Use of Proceeds
7.11	Amendments of Organization Documents
7.12	Changes in Fiscal Year
7.13	Prepayments, Etc. of Indebtedness
7.14	Partnerships, Etc
7.15	Speculative Transactions
7.16	Formation of Subsidiaries
7.17	Change in Capital Structure
7.18	Repayments of Reimbursement Obligations
7.19	Amendments to Reimbursement Agreement
7.20	Sales and Leasebacks
7.21	Negative Pledge Clauses
7.22	Clauses Restricting Subsidiary Distributions

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default
8.02	Remedies upon Event of Default
8.03	Application of Funds

ARTICLE IX
ADMINISTRATIVE AGENT AND COLLATERAL AGENT

9.01	Appointment and Authorization of Administrative Agent and Collateral Agent
9.02	Delegation of Duties
9.03	Liability of Administrative Agent and Collateral Agent
9.04	Reliance by Administrative Agent and Collateral Agent
9.05	Notice of Default
9.06	Credit Decision; Disclosure of Information by Administrative Agent and Collateral Agent
9.07	Indemnification of Administrative Agent and the Collateral Agent
9.08	Successor Administrative Agent
9.09	Collateral and Guaranty Matters

ARTICLE X
SECURITY

10.01	Grant of Security
10.02	Further Assurances
10.03	Rights of Lender; Limitations on Lenders’ Obligations
10.04	Covenants of the Loan Parties with Respect to Pledged Collateral
10.05	Performance by Collateral Agent of the Loan Parties’ Obligations
10.06	The Collateral Agent’s Duties
10.07	Remedies
10.08	Modifications
10.09	Release; Termination

ARTICLE XI
GUARANTY

11.01	Guaranty
11.02	Guaranty Absolute
11.03	Waivers and Acknowledgments
11.04	Subrogation
11.05	Continuing Guarantee; Assignments
11.06	No Reliance

ARTICLE XII
MISCELLANEOUS

12.01	Amendments, Etc.
12.02	Notices and Other Communications; Facsimile Copies
12.03	No Waiver; Cumulative Remedies
12.04	Attorney Costs, Expenses and Taxes
12.05	Indemnification by the Borrower
12.06	Payments Set Aside
12.07	Successors and Assigns
12.08	Setoff
12.09	Interest Rate Limitation
12.10	Counterparts
12.11	Integration
12.12	Survival of Representations and Warranties
12.13	TPG Entities as Lenders
12.14	Severability
12.15	Tax Forms
12.16	Governing Law
12.17	Waiver of Right to Trial by Jury
12.18	Binding Effect
12.19	Reaffirmation of Guaranty and Grant of Security
12.20	Consent of Existing Lenders
12.21	No Novation

SIGNATURES	S-1

SCHEDULES

I.	Initial Pledged Equity
II.	Initial Pledged Debt
III.	Omitted
IV.	Reimbursement Obligation Collateral Account
2.01	Term Commitments
5.02	Defaults
5.03	Certain Authorizations
5.08(b)	Existing Slots
5.08(c)	Airport Gate Leaseholds
5.13	Subsidiaries and Other Equity Investments
5.17(d)	Third Party Rights and IP Agreements
5.20(a)(1)	UCC Information
5.20(a)(2)	UCC Information Changes
5.22	Deposit Accounts
7.01	Liens
7.03	Existing Indebtedness
7.06	Permitted Dispositions
12.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Loan Notice
B	Form of Term Note
C	Form of Assignment and Assumption
D	Form of Intellectual Property Security Agreement
D-1	Form of IP Security Agreement Supplement
F	Form of Slot Security Agreement
G	Form of Aircraft Mortgage
H	Form of Spare Parts Security Agreement
I	Form of Airline Service Agreement

AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT

This AMENDED AND RESTATED SENIOR SECURED CREDIT AGREEMENT (“Agreement”) is entered into as of September 3, 2008, among MIDWEST AIRLINES, INC., a Wisconsin corporation (the “Borrower”), MIDWEST AIR GROUP, INC., a Wisconsin corporation (“Parent”), each of the Subsidiaries of the Borrower from time to time party hereto (together with the Parent and any future direct and indirect Subsidiaries of the Borrower, the “Guarantors”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”) and Wells Fargo Bank Northwest, National Association (“Wells Fargo”), as administrative agent to the Lenders (together with its successors in such capacity, the “Administrative Agent”) and as collateral agent to the Lenders (together with its successors in such capacity, the “Collateral Agent”).

PRELIMINARY STATEMENTS

1.           The Borrower, the Guarantors, the lenders party thereto (the “Existing Lenders”) and the Agents entered into the Senior Secured Credit Agreement (the “Initial Credit Agreement”), dated as of July 11, 2008 (the “Initial Closing Date”) whereby the Existing Lenders extended certain senior secured term loans to the Borrower on the Initial Closing Date in an aggregate principal amount of $10,000,000 (the “Initial Term Loans”);

2.           The Borrower, the Guarantors, Northwest Airlines, Inc., a Minnesota corporation (“Northwest”) and the Collateral Agent entered into the Reimbursement Agreement (the “Initial Reimbursement Agreement”), dated as of July 24, 2008, whereby the Borrower agreed to reimburse Northwest for any draws upon the letter of credit issued by U.S. Bank National Association (in such capacity, the “U.S. Bank”) to and for the benefit of U.S. Bank National Association (in such capacity, the “Processing Bank”) in the stated amount of $10,000,000, with Northwest being the account party in respect of such letter of credit, such letter of credit having been issued in order to induce the Processing Bank to release to Midwest $10,000,000 of cash collateral supporting certain contingent credit card processing obligations of Midwest to the Processing Bank;

3.           The Borrower, the Guarantors, Northwest and the Collateral Agent have entered into the Amended and Restated Reimbursement Agreement, dated as of September 3, 2008 as amended, restated, amended and restated, replaced, supplemented or otherwise modified from time to time,  “Reimbursement Agreement”), amending and restating the Initial Reimbursement Agreement;

4.           The Borrower, the Guarantors, the Existing Lenders and the Agents entered into the First Amendment to the Initial Credit Agreement (the “First Amendment”), dated as of July 24, 2008 whereby the Existing Lenders agreed to amend certain provisions of the Initial Credit Agreement in connection with the Reimbursement Agreement and to allocate payments between the Existing Lenders and Northwest;

5.           The Borrower, the Guarantors, the Existing Lenders and the Agents entered into the Second Amendment to the Initial Credit Agreement (the “Second Amendment”), dated as of August 1, 2008 (the “Second Amendment Effective Date”) whereby the Existing Lenders extended certain additional senior secured term loans to the Borrower on the Second Amendment Effective Date in an aggregate principal amount of $5,000,000 (the “Second Term Loans”, and together with the Initial Term Loans, the “Existing Term Loans”);

6.           The Borrower, the Guarantors, the Existing Lenders and the Agents entered into the Third Amendment to the Initial Credit Agreement (the “Third Amendment”), dated as of August 11, 2008 whereby the Existing Lenders agreed to amend certain provisions of the Initial Credit Agreement in connection with the extension of the maturity date of the Initial Credit Agreement.

7.           The Borrower, the Guarantors, the Existing Lenders and the Agents entered into the Fourth Amendment to the Initial Credit Agreement (the “Fourth Amendment”, and the Initial Credit Agreement, as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, the “Existing Credit Agreement”), dated as of August 15, 2008 whereby the Existing Lenders agreed to amend certain provisions of the Initial Credit Agreement as set forth therein.

8.           TPG Midwest US V, LLC, a Delaware limited liability company has resigned as Administrative Agent under the Existing Credit Agreement and Wells Fargo has been appointed, and has accepted such appointment, as successor Administrative Agent pursuant to Section 9.09 of the Existing Credit Agreement and shall act in the capacity of Administrative Agent hereunder until such time as it resigns pursuant to Section 9.08 hereof.

9.           The Borrower desires that Republic extend, and Republic is willing to provide, additional Term Loans on the Amendment and Restatement Effective Date in an aggregate principal amount not to exceed $15,000,000 on the terms and conditions set forth herein;

10.           The Borrower desires that Republic and the Existing Lenders extend, and Republic and the Existing Lenders are willing to provide, additional Term Loans on the Milestone Achievement Date in an aggregate principal amount not to exceed $20,000,000 on the terms and conditions set forth herein;

11.           It is a condition to Republic and the Existing Lenders entering into this Agreement and making the additional Term Loans (as defined below) provided for herein that (i) the obligations of the Borrower under the Airline Service Agreement and (ii) the obligation of the Borrower to pay damages resulting from certain terminations thereof in an aggregate amount not to exceed (x) for the period from the Amendment and Restatement Effective Date until the thirtieth day thereafter, $5,800,000; (y) for the period from the thirty-first day following the Amendment and Restatement Effective Date until the forty-fifth day following the Amendment and Restatement Effective Date, $8,000,000; and (z) thereafter, $10,200,000 shall constitute Secured Credit Obligations of the Borrower hereunder;

12.           The parties hereto have agreed to amend and restate the Existing Credit Agreement as provided herein; and

13.           It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement which shall remain outstanding, or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations of the Borrower and each Guarantor outstanding thereunder.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree that on the Amendment and Restatement Effective Date, the Existing Credit Agreement shall be, and hereby is, amended and restated in its entirety as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” has the meaning specified in the preamble.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 12.02, or such other address as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“After-Acquired Intellectual Property” has the meaning specified in Section 10.04(h)(vi).

“Agent-Related Persons” means the Administrative Agent, the Collateral Agent, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means the Administrative Agent and the Collateral Agent.

“Agreement” has the meaning specified in the preamble.

“Aircraft Mortgages” means each amended and restated aircraft mortgage and security agreement executed and delivered pursuant to Section 4.01(a)(xiii).

“Airframes” has the meaning specified in the Aircraft Mortgages.

“Airline Service Agreement” means the airline service agreement in the form attached hereto as Exhibit I as in effect on the date hereof.

“Airline Service Agreement Obligations Cap” means (i) for the period from the Amendment and Restatement Effective Date until the thirtieth day thereafter, $5,800,000; (ii) for the period from the thirty-first day following the Amendment and Restatement Effective Date until the forty-fifth day following the Amendment and Restatement Effective Date, $8,000,000; and (iii) thereafter, $10,200,000.

“Airline Service Agreement Obligations” means any payment obligations that are outstanding and owed to Republic by the Borrower pursuant to the terms of the Airline Service Agreement with respect to claims for liquidated or actual damages resulting from the termination of the Airline Service Agreement (other than termination pursuant to Section 8.02(a), Section 8.02(b), or Section 8.02(d), thereof); provided that the Airline Services Obligations shall not exceed the Airline Service Agreement Obligations Cap.

“Airline Service Agreement Rejection Event” means (x) the occurrence of an Event of Default under Section 8.01(m) or Section 8.01(n) and (y) either (A) the Borrower fails to file, with the applicable bankruptcy court, a motion to assume the Airline Service Agreement within 45 days of the date of the occurrence of such Event of Default or (B) the Airline Service Agreement is rejected under Section 365 of the United States Bankruptcy Code.

“Airline Service Agreement Termination Date” means the earliest of (a) the eighteen month anniversary of the Amendment and Restatement Effective Date (unless a Default or an Event of Default of the type described in Section 8.02(p) hereof shall have occurred and is continuing) and (b) the termination of the Airline Service Agreement in accordance with its terms pursuant to Section 8.02(a), (b) or (d) of the Airline Service Agreement.

“Amendment and Restatement Effective Date” means the first date on which all of the conditions precedent set forth in Section 4.01 are satisfied or waived.

“American Express” means American Express Travel Related Services Company, Inc.

“American Express Agreement” means the Agreement Governing Acceptance of the American Express Card By Airlines dated as of January 1, 2003 (as amended, supplemented or otherwise modified through the date hereof) among American Express and Midwest Express Airlines, Inc.

“Applicable Rate” means a per annum rate equal to 10.25%.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit C.

“Associated Bank Control Agreement” means the Amended and Restated Deposit Account Control Agreement, dated as of the Amended and Restated Closing Date, among the Borrower, Skyway, the Collateral Agent and Associated Bank, National Association.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Audited Financial Statements” means the audited consolidated balance sheet of Parent and its Subsidiaries for the fiscal year ended December 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Parent and its Subsidiaries, including the notes thereto.

“Bankruptcy Code” means Chapter 11 of 11 U.S.C. §§ 101 et seq. (as heretofore and hereafter amended).

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close.

“Business Plan” has the meaning specified in Section 4.2(h).

“Cape Town Convention” means the official English language text of the Cape Town Convention on International Interests in Mobile Equipment and the Cape Town Protocol to the Convention on International Interests in Mobile Equipment on Matters Specific to Aircraft Equipment prepared under the joint auspices of the International Institute for the Unification of Private Law and the International Civil Aviation Organization, which was signed in Cape Town South Africa on November 16, 2001.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Loan Party free and clear of all Liens (other than Liens created under the Collateral Documents):

(i)marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing no more than 180 days after such date; (ii) commercial paper issued by domestic corporations or institutions, states or municipalities maturing no more than 180 days after such date if such commercial paper, at the time of the acquisition thereof, has a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) certificates of deposit or bankers’ acceptances maturing no more than 180 days after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has net assets of not less than $1,000,000,000 and that has a rating of at least AA from S&P or at least Aa from Moody’s; and (iv) shares of any money market mutual fund registered with the SEC under Rule 2a-7 that guarantees 100% same day liquidity and has net assets not less than $1,000,000,000.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a “controlled foreign corporation” under Section 957 of the Code.

“Change of Control” means an event or series of events by which:

(a)           Parent ceases to be the direct owner of record and the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934) of 100% of the Equity Interests of Borrower; or

(b)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than any Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has a right acquire (such right, an “option right”), whether such option right is exercisable immediately or only after the passage of time), directly or indirectly, of 20% or more of the voting power or economic interests of the Equity Interests of Borrower, Parent, Midwest Management Holdings, LLC, a Delaware limited liability company or Midwest Air Partners, LLC,  a Delaware limited liability company (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents, the Pledged Collateral, and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties, which property and assets shall not include the Excluded Assets.

“Collateral Agent” has the meaning specified in the preamble.

“Collateral Documents” means, collectively, the provisions of Article X of this Agreement, the Intellectual Property Security Agreement, the Aircraft Mortgages, the Slot Security Agreement, the Spare Parts Security Agreement, IP Security Agreement Supplements, the Associated Bank Control Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties to secure any of the Secured Credit Obligations or any control agreement entered into by a Loan Party with respect to a Controlled Account.

“Collateral Enforcement Event of Default” means (i) the occurrence of any Event of Default under Section 8.01(m) or (n), automatically, (ii) the occurrence of any other Event of Default, at the request of the Required Lenders, (iii) the occurrence of any “Event of Default” under Section 8.01(m) or (n) of the Reimbursement Agreement, automatically and (iv) the occurrence of any other “Event of Default” under the Reimbursement Agreement, at the request of the Required Northwest Parties.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any indenture, mortgage, deed of trust, contract, agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means a deposit account or securities account of any Loan Party at a depository bank or other financial institution acceptable to the Administrative Agent that has entered into account control agreements in form and substance satisfactory to the Administrative Agent and each Significant Lender, and otherwise established in a manner satisfactory to the Administrative Agent and each Significant Lender.  For the avoidance of doubt, the Special Controlled Account shall be a Controlled Account.

“Credit Pro Rata Share” means, at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the aggregate principal amount of Term Loans outstanding at such time and the denominator of which is the aggregate principal amount of all Secured Credit Obligations outstanding at such time.  For purposes of the calculation of the amount of Term Loans and Secured Credit Obligations outstanding under this definition, (x) the aggregate principal amount of the Reimbursement Obligations outstanding at such time shall be, subject to clause (z) below, (A) the sum of (i) the undrawn face amount of the “Letter of Credit” (as such term is defined in the Reimbursement Agreement) and (ii) the principal amount of the Reimbursement Obligations then outstanding, to the extent such Letter of Credit has been drawn, less (B) the sum (without duplication) of (i) the amount of any portion thereof that has been cash collateralized pursuant to this Agreement or the Reimbursement Agreement and (ii) the amount of funds on deposit in the Reimbursement Obligation Collateral Account at such time, (y) the aggregate principal amount of Term Loans shall not exceed $50,000,000 and (z) the aggregate principal amount of Reimbursement Obligations outstanding shall not exceed $10,000,000.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, including Slot trades.

“Dollar” and “$” mean lawful money of the United States.

“DOT” means the United States Department of Transportation.

“Engines” has the meaning specified in the Aircraft Mortgages.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, noise, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equipment” has the meaning specified in Section 10.01(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by Parent or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of Parent or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by Parent or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, (g) the receipt by Parent or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from Parent or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which Parent or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Parent or any such Subsidiary could otherwise be liable, or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of Parent or any Subsidiary.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Airline Assets” means any assets in respect of which a security interest is granted pursuant to the Slot Security Agreement, the Spare Parts Security Agreement or the Aircraft Mortgages.

“Excluded Assets” shall mean:

(a)           funds held in any account with U.S. Bank National Association as security for obligations owing to (i) the Processing Bank under the U.S. Bank Agreement  and (ii) American Express under the American Express Agreement, in each case, to the extent that such agreement prohibits the granting of a security interest therein to any Person other than the Processing Bank or American Express, as applicable;

(b)           the Tax Trust Accounts and the contents thereof;

(c)           any permit or license issued by a Governmental Authority to any Loan Party or any agreement or property subject to any agreement to which any Loan Party is a party, in each case, only to the extent and for so long as the terms of such permit, license or agreement or any Laws applicable thereto, validly prohibit the creation by such Loan Party of a security interest in such permit, license, agreement or property in favor of the Collateral Agent (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the UCC (or any successor provision or provisions) or any other applicable law (including the Bankruptcy Code) or principles of equity);

(d)           any Loan Party’s leasehold interest in any aircraft, airframe, engine or part to the extent that the applicable lease validly prohibits the creation by such Loan Party of a security interest in such leasehold interest, and any aircraft, airframe, engine or part subject to a Lien permitted under Section 7.01(b); and

(e)           all Gates and Routes;provided, however, that Excluded Assets shall not include any Proceeds (as defined in the UCC), substitutions or replacements of any Excluded Assets referred to in clause (a), (b), (c) or (d) (unless such Proceeds, substitutions or replacements would constitute Excluded Assets referred to in clause (a), (b), (c) or (d)).

“Existing Credit Agreement” has the meaning set forth in the preliminary statements hereto.

“Existing Indebtedness” means the Loan Parties’ Indebtedness as of the Amendment and Restatement Closing Date as set forth on Schedule 7.03 attached hereto.

“Existing Lenders” has the meaning set forth in the preliminary statements hereto.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business and excluding the proceeds of Dispositions, but including, without limitation, tax refunds, pension plan reversions, insurance payable upon an “Event of Loss” (as defined in the Aircraft Mortgages), condemnation awards (and payments in lieu thereof), indemnity payments and any purchase price adjustments.

“FAA” means the Federal Aviation Administration.

“First Amendment” has the meaning set forth in the preliminary statements hereto.

“Foreign Person” has the meaning specified in Section 12.14(a)(i).

“Fourth Amendment” has the meaning set forth in the preliminary statements hereto.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Gates” means all of the right, title, privilege, interest and authority of the Loan Parties with respect to premises used for the purpose of holdroom seating and boarding space and related aircraft parking positions to enplane and deplane passengers at any airport or terminal in the United States at which any Loan Party conducts scheduled operations, arising under any lease, usufruct, use agreement, facility agreement or similar agreement governing the right to use that portion of the premises demised or covered by such lease, usufruct, use agreement, facility agreement or similar agreement, including, without limitation, those leases, usufructs, use agreements, facility agreements or similar agreements.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” means, collectively, Parent and each of the existing and future direct and indirect Subsidiaries of the Borrower.

“Guaranty” has the meaning specified in Section 11.01.

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 11.01.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations of such Person under any Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than current trade accounts payable in the ordinary course of business);

(e)           indebtedness secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)           capital leases, operating leases and Synthetic Lease Obligations;

(g)           all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preferenceplus accrued and unpaid dividends; and

(h)           all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Liabilities” has the meaning set forth in Section 12.05.

“Indemnitees” has the meaning set forth in Section 12.05.

“International Interest” has the meaning as expressed in the Cape Town Convention.

“Initial Closing Date” has the meaning set forth in the preliminary statements hereto.

“Initial Credit Agreement” has the meaning set forth in the preliminary statements hereto.

“Initial Pledged Debt” means the Indebtedness set forth opposite each Loan Party’s name on and as otherwise described in Schedule II.

“Initial Pledged Equity” means the shares of stock and other Equity Interests set forth opposite each Loan Party’s name on and as otherwise described in Schedule I.

“Initial Reimbursement Agreement” has the meaning set forth in the preliminary statements hereto.

“Initial Term Loans” has the meaning set forth in the preliminary statements hereto.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(iv).

“Interest Payment Date” means the last Business Day of each month and the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.

“IP Security Agreement Supplements” has the meaning specified in Section 10.01(f)(vi).

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Make Whole” means the quotient (expressed as a percentage, carried out to the ninth decimal place) of (x) the aggregate principal amount of Term Loans (not to exceed $50,000,000) as of any date of determination over (y) the aggregate amount of all Reimbursement Obligations (not to exceed $10,000,000) as of such date of determination.  For purposes of the calculation of the amount of Reimbursement Obligations outstanding under this definition, the aggregate principal amount of the Reimbursement Obligations outstanding at such time shall be (A) the sum of (i) the undrawn face amount of the “Letter of Credit” (as such term is defined in the Reimbursement Agreement) and (ii) the principal amount of the Reimbursement Obligations then outstanding, to the extent such Letter of Credit has been drawn, less (B) the sum (without duplication) of (i) the amount of any portion thereof that has been cash collateralized pursuant to this Agreement or the Reimbursement Agreement and (ii) the amount of funds on deposit in the Reimbursement Obligation Collateral Account at such time.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever intended for security (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan Documents” means, collectively, (a) this Agreement, (b) the Term Notes and (c) the Collateral Documents.

“Loan Notice” means a notice of a Term Borrowing.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse effect upon the business, condition (financial or otherwise), operations, performance, properties or prospects of the Loan Parties taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent, the Collateral Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material impairment of the Collateral.

“Maturity Date” means the earliest of (a) the one year anniversary of the Initial Closing Date, (b) the date of termination in whole of the Term Commitment in accordance with Section 8.02 and (c) the acceleration of the maturity of the Term Loans in accordance with Section 8.02.

“Milestone Achievement Date” means the first date on which all of the conditions precedent set forth in Section 4.02 are satisfied or waived.

“Midwest Air LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Midwest Air Partners, LLC.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

 (a)     with respect to the sale of any asset by any Loan Party, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses (including brokerage fees) actually incurred by such Loan Party in connection with such sale and (C) taxes reasonably estimated by the Borrower to be actually payable within one year of the date of the relevant asset sale in connection therewith documented in form and substance reasonably satisfactory to the Administrative Agent and each Significant Lender; and

 (b)    with respect to the issuance of any capital stock or other Equity Interest by Loan Party or the issuance of any Indebtedness by any Loan Party, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, actually incurred by such Loan Party in connection with such sale or issuance.

“Northwest” has the meaning set forth in the preliminary statements hereto.

“Northwest Parties” means, at any time, Northwest and each of Northwest’s successors and assignees pursuant to Section 12.07 of the Reimbursement Agreement, to the extent that any such Person has any of the Reimbursement Obligations (whether contingent or outstanding) at such time.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (i) all advances to, and debts, liabilities, obligations, performance obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue (or would accrue but for the commencement of any case or proceeding under any Debtor Relief Law) after the commencement by or against any Loan Party or any Affiliate thereof of any case or proceeding under any Debtor Relief Laws naming such Person as the debtor in such case or proceeding, regardless of whether such interest and fees are allowed claims in such case or proceeding and (ii) any Airline Service Agreement Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing obligations under the Loan Documents that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.  Notwithstanding the foregoing, the Obligations shall exclude any obligations under the Reimbursement Agreement (including, without limitation, the Reimbursement Obligations).  The foregoing notwithstanding, Airline Service Agreement Obligations shall not be “Obligations” for purposes of Article III.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Participant” has the meaning specified in Section 12.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Holder” means any of (i) TPG Midwest US V, LLC, a Delaware limited liability company, TPG Midwest International V, LLC, a Delaware limited liability company and TPG Midwest Co-Investors, LLC, a Delaware limited liability company, and their respective Affiliates and (ii) Northwest Airlines Corp. and its wholly-owned Subsidiaries.

“Permitted Liens” means Liens described (i) in Sections 7.01(a), and (c) (to the extent such tax liens do not result in a material risk of loss of the applicable asset), (ii) in  Section 7.01(d), with respect to Airframes and Engines, to the extent permitted by the Aircraft Mortgages, and (iii) on Schedule 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Collateral” has the meaning set forth in Section 10.01.

“Pledged Spare Parts” has the meaning assigned to such term in the Spare Parts Security Agreement.

“Processing Bank” has the meaning set forth in the preliminary statements hereto.

“Pro Rata Share” means, with respect to each Lender at any time, (a) prior to the extension of the Term Loans, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Term Commitment of such Lender under the Term Facility at such time and the denominator of which is the amount of the Term Commitments under Term Facility at such time and (b) after the extension of the Term Loans, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the aggregate principal amount of Term Loans owing to such Lender at such time and the denominator of which is the aggregate principal amount of all Term Loans owing to the Lenders at such time.

“Register” has the meaning set forth in Section 12.07(c).

“Reimbursement Agreement” has the meaning set forth in the preliminary statements hereto.

“Reimbursement Documents” means the “Transaction Documents”, as such term is defined in the Reimbursement Agreement.

“Reimbursement Obligations” means the “Obligations”, as such term is defined in the Reimbursement Agreement.

“Reimbursement Obligation Collateral Account” means a deposit account or securities account held in the name of the Collateral Agent at a depository bank or other financial institution acceptable to the Required Northwest Parties and the Significant Lenders, with the funds deposited therein securing the payment in full of (x) the Reimbursement Obligations and (y) after all of the Reimbursement Obligations have been repaid in full in cash, the LC Commitment (as defined in the Reimbursement Agreement) has terminated and the Letter of Credit (as defined in the Reimbursement Agreement) has been cancelled or cash collateralized in an amount equal to 105% of the undrawn and unexpired amount thereof, the Obligations.  On the Amendment and Restatement Effective Date, the Reimbursement Obligation Collateral Account is the account specified on Schedule IV hereto.

“Reimbursement Pro Rata Share” means, at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the aggregate principal amount of Reimbursement Obligations owing at such time and the denominator of which is the aggregate principal amount of all Secured Credit Obligations outstanding at such time.  For purposes of the calculation of amount of Secured Credit Obligations and Reimbursement Obligations outstanding under this definition, (x) the aggregate principal amount of the Reimbursement Obligations outstanding at such time shall be, subject to clause (z) below, (A) the sum of (i) the undrawn face amount of the “Letter of Credit” (as such term is defined in the Reimbursement Agreement) and (ii) the principal amount of the Reimbursement Obligations then outstanding, to the extent such Letter of Credit has been drawn, less (B) the sum (without duplication) of (i) the amount of any portion thereof that has been cash collateralized pursuant to this Agreement or the Reimbursement Agreement and (ii) the amount of funds on deposit in the Reimbursement Obligation Collateral Account at such time, (y) the aggregate principal amount of Term Loans shall not exceed $50,000,000 and (z) the aggregate principal amount of Reimbursement Obligations outstanding shall not exceed $10,000,000.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Republic” means Republic Airways Holdings Inc., a Delaware corporation.

“Required Lenders” means, as of any date of determination, Lenders having in the aggregate more than 50% of the sum of (x) the aggregate outstanding principal amount of the Term Loans and (y) the aggregate unfunded Term Commitments.

“Required Northwest Parties” means, as of any date of determination, Northwest Parties having more than 50% of the outstanding principal amount of the Reimbursement Obligations (whether contingent or outstanding).

“Required Secured Parties” means, as of any date of determination, (i) either the TPG Entities or Republic and (ii) the Required Northwest Parties; provided that, prior to the Airline Service Agreement Termination Date, upon the occurrence of an Airline Service Agreement Rejection Event until such time as the Airline Service Agreement Obligations shall have been paid in full in cash (or otherwise satisfied in a manner satisfactory to Republic), “Required Secured Parties” shall mean Republic.

“Responsible Officer” means, (i) the chief executive officer, president, chief financial officer, executive vice president, treasurer or assistant treasurer of a Loan Party, and (ii) with respect to each Loan Party (other than the Borrower), any person authorized by the Board of Directors or shareholders of such Loan Party to execute documents in connection with the Loan Documents on behalf of such Loan Party.  Any document delivered hereunder or thereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Loan Party, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Loan Party’s stockholders, partners or members (or the equivalent Persons thereof).

“Routes” means each right, license, permit, and other authorization whereby any Loan Party is entitled or permitted to fly between two or more points, either within one country or between two countries.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” has the meaning set forth in the preliminary statements hereto.

“Second Amendment Effective Date” has the meaning set forth in the preliminary statements hereto.

“Second Term Loans” has the meaning set forth in the preliminary statements hereto.

“Secured Credit Documents” means, collectively, (i) the Loan Documents, (ii) the Reimbursement Documents and (iii) the Airline Service Agreement.

“Secured Credit Obligations” means, collectively, (i) the Obligations and (ii) the Reimbursement Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Northwest Parties, each co-agent or sub-agent appointed by the Administrative Agent, Northwest or the Collateral Agent from time to time pursuant to Section 9.02 or Section 9.02 of the Reimbursement Agreement, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents (including, without limitation, the holder of any Airline Service Agreement Obligations).

“Significant Lender” means, as of any date of determination, any Lender that holds in the aggregate more than 25% of the sum of (x) the aggregate outstanding principal amount of the Term Loans and (y) aggregate unfunded Term Commitments.

“Skyway” means Skyway Airlines, Inc., a Delaware corporation.

“Slot” has the meaning specified in the Slot Security Agreement.

“Slot Security Agreement” has the meaning specified in Section 4.01(a)(xii).

“Spare Part” has the meaning specified in the Spare Parts Security Agreement.

“Spare Parts Security Agreement” has the meaning specified in Section 4.01(a)(xiv).

“Special Controlled Account” means account no. 2183017033 at Associated Bank, National Association.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet lease in which the lessee is contractually entitled to the tax benefits of ownership of the leased assets, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” has the meaning specified in Section 3.01(a).

“Tax Trust Accounts” means (i) account numbers 65676/31468 (Excise Tax Account), 65677/31469 (Security Fee Account) and 65678/31470 (PVC Fund Account) at Deutsche Bank Trust Company Americas and (ii) account number 2183061999 (PVC Escrow & Disbursement Account) at Associated Bank, National Association.

“Term Borrowing” means the borrowing of (i) Term Loans on the Amendment and Restatement Effective Date in accordance with Sections 2.01(a) and 2.01(b) and (ii) the borrowing of Term Loans on or after the Milestone Achievement Date in accordance with Sections 2.01(c) and 2.01(d).

“Term Commitment” means, as to each Lender, its obligation to make Term Loans to the Borrower pursuant to (i) Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(a) and (ii) Section 2.01(c) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01(c).

“Term Facility” means, at any time, the aggregate amount of the Lenders’ Term Commitments and outstanding Term Loans at such time.

“Term Loan” means (x) the Existing Term Loans and (y) an extension of credit by a Lender to the Borrower pursuant to (i) Section 2.01(a) and (ii) Section 2.01(c).

“Term Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit B.

“Third Amendment” has the meaning set forth in the preliminary statements hereto.

“Title 49” means Title 49 of the United States Code, as amended and in effect from time to time, and the regulations promulgated pursuant thereto.

“TPG Entities” means any of TPG Midwest US V, LLC, a Delaware limited liability company, TPG Midwest International V, LLC, a Delaware limited liability company and TPG Midwest Co-Investors, LLC, a Delaware limited liability company, and their respective Affiliates.

“U.S. Bank” has the meaning set forth in the preliminary statements hereto.

“U.S. Bank Agreement” means the Amended and Restated Agreement dated as of March 31, 2006 (as amended, supplemented or otherwise modified through the date hereof) among U.S. Bank, the Borrower and Skyway.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“United States” and “U.S.” mean the United States of America.

“United States Citizen” has the meaning specified in Section 5.01.

“Use or Lose Rule” means with respect to the Slots, the terms of 14 C.F.R. § 93.227.

“Wells Fargo” has the meaning specified in the preamble.

1.02 Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i)  The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements.

1.04 References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.05 Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Uniform Commercial Code.

Unless otherwise defined herein, terms used in Article X that are defined in the UCC shall have the meanings assigned to them in the UCC.

ARTICLE II
THE TERM COMMITMENTS AND TERM LOANS

2.01 The Term Loans.

(a) Borrowing of Term Loans on the Amendment and Restatement Effective Date.  Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Amendment and Restatement Effective Date, a Term Loan to Borrower in an amount equal to such Lender’s Term Commitment set forth opposite such Lender’s name on Schedule 2.01(a).  Borrower may make only one Term Borrowing under this Section 2.01(a) which Term Borrowing shall be on the Amendment and Restatement Effective Date.  Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed.  Each Lender’s Term Commitment set forth opposite such Lender’s name on Schedule 2.01(a) shall terminate immediately and without further action on the Amendment and Restatement Effective Date after giving effect to the funding of such Lender’s Term Commitment set forth opposite such Lender’s name on Schedule 2.01(a) on such date.

(b) Borrowing Mechanics of Term Loans on the Amendment and Restatement Effective Date.  Borrower shall deliver to Administrative Agent a fully executed Loan Notice no later than 10:00 a.m. (New York City time) on the Amendment and Restatement Effective Date with respect to the Term Loan Borrowing under Section 2.01(a).  Promptly upon receipt by Administrative Agent of such Loan Notice, Administrative Agent shall notify each Lender of its Pro Rata Share of the proposed Term Borrowing.  Each Lender shall make such Term Loan available to Borrower not later than 3:00 p.m. (New York City time) on the Amendment and Restatement Effective Date by wire transfer of same day funds in Dollars to the Special Controlled Account.

(c) Borrowing of Term Loans on or after the Milestone Achievement Date.  Subject to the terms and conditions hereof, each Lender severally agrees to make, on or after the Milestone Achievement Date, a Term Loan to Borrower in an amount equal to such Lender’s Term Commitment set forth opposite such Lender’s name on Schedule 2.01(c).  Borrower may make only one Term Borrowing under this Section 2.01(c) which Term Borrowing shall be on or (subject to the continued satisfaction of the conditions set forth in Section 4.02) after the Milestone Achievement Date.  Any amount borrowed under this Section 2.01(c) and subsequently repaid or prepaid may not be reborrowed.  Each Lender’s Term Commitment set forth opposite such Lender’s name on Schedule 2.01(c) shall terminate immediately and without further action on or after the Milestone Achievement Date after giving effect to the funding of such Lender’s Term Commitment set forth opposite such Lender’s name on Schedule 2.01(c) on the date of the Term Borrowing of such Term Loans.

(d) Borrowing Mechanics of Term Loans on or after the Milestone Achievement Date.  Borrower shall deliver to Administrative Agent a fully executed Loan Notice no later than 10:00 a.m. (New York City time) on the Milestone Achievement Date (or, if the Borrower elects to make such Term Borrowing under Section 2.01(c) on a date after the Milestone Achievement Date, no later than 10:00 a.m. (New York City time) on the date that is at least three Business Days prior to the proposed date of such Term Borrowing) with respect to the Term Loan Borrowing under Section 2.01(c).  Promptly upon receipt by Administrative Agent of such Loan Notice, Administrative Agent shall notify each Lender of its Pro Rata Share of the proposed Term Borrowing.  Each Lender shall make such Term Loan available to Borrower not later than 3:00 p.m. (New York City time) on the Milestone Achievement Date (or, if the Borrower elects to make such Term Borrowing under Section 2.01(c) on a date after the Milestone Achievement Date, the date for such Term Borrowing set forth on the Loan Notice for such Term Borrowing subject to the continued satisfaction of the conditions set forth in Section 4.02) by wire transfer of same day funds in Dollars to the Special Controlled Account.

2.02 Prepayments.

(a) Optional.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty; provided that such notice must be received by the Administrative Agent not later than 11:00 a.m. three days prior to the date of prepayment.  Each such notice shall specify the date and amount of such prepayment.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(b) Mandatory.  (i)  If any Loan Party Disposes of any property or assets permitted by Section 7.06 (other than Section 7.06(b)), the Borrower shall prepay (x) an aggregate principal amount of Term Loans equal to the Credit Pro Rata Share of 100% of all Net Cash Proceeds received therefrom and (y) an aggregate principal amount of Reimbursement Obligations equal to the Reimbursement Pro Rata Share of 100% of all Net Cash Proceeds received therefrom, in each case, immediately upon receipt thereof by any Loan Party.

(ii)           Upon the issuance by any Loan Party of any of its capital stock or other Equity Interests to any Person other than another Loan Party (or the receipt of any capital contribution by any Loan Party from any Person other than another Loan Party), the Borrower shall prepay (x) an aggregate principal amount of Term Loans equal to the Credit Pro Rata Share of 100% of all Net Cash Proceeds received therefrom and (y) an aggregate principal amount of Reimbursement Obligations equal to the Reimbursement Pro Rata Share of 100% of all Net Cash Proceeds received therefrom, in each case, immediately upon receipt thereof by any Loan Party.

(iii)           Upon the incurrence or issuance by any Loan Party of any Indebtedness (other than Indebtedness permitted to be incurred underSection 7.03 of this Agreement) to any Person other than another Loan Party, the Borrower shall prepay (x) an aggregate principal amount of Term Loans equal to the Credit Pro Rata Share of 100% of all Net Cash Proceeds received therefrom and (y) an aggregate principal amount of Reimbursement Obligations equal to the Reimbursement Pro Rata Share of 100% of all Net Cash Proceeds received therefrom, in each case, immediately upon receipt thereof by any Loan Party.

(iv)           Upon any Extraordinary Receipt (including proceeds in respect of an Event of Loss) received by or paid to or for the account of any Loan Party and not otherwise included in clause (i), (ii) or (iii) of thisSection 2.02(b), the Borrower shall prepay (x) an aggregate principal amount of Term Loans equal to the Credit Pro Rata Share of 100% of all net cash proceeds received therefrom and (y) an aggregate principal amount of Reimbursement Obligations equal to the Reimbursement Pro Rata Share of 100% of all net cash proceeds received therefrom, in each case, immediately upon receipt thereof by any Loan Party.

(v)           Simultaneously with any repayment of any Reimbursement Obligations (or any deposits into the Reimbursement Obligation Collateral Account), except with respect to prepayments to the extent set forth inSubsections 2.02(b)(i) through 2.02(b)(iv), the Borrower shall prepay an aggregate principal amount of the Term Loans equal to (x) the amount of such repayment of Reimbursement Obligations multiplied by (y) the Lender Make Whole.

(c) Prepayments to Include Accrued Interest, Etc.  All prepayments under this Section 2.02 shall be made together with accrued and unpaid interest to the date of such prepayment on the principal amount so prepaid.

Notwithstanding the foregoing, prepayments made with respect to the Reimbursement Obligations pursuant to clauses (i) through (iv), to the extent that such prepayments were made with respect to Reimbursement Obligations not yet due and owing, shall be held by the Collateral Agent and deposited into the Reimbursement Obligation Collateral Account.

2.03 Repayment of Term Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date the aggregate principal amount of all Term Loans outstanding on such date.

2.04 Interest.

(a) Interest Rate.  Subject to the provisions of subsection (b) below, the Term Loans shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Rate.

(b) Default Rate.  Upon the occurrence and during the continuance of a Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Term Loan owing to each Lender, payable in arrears on the dates referred to in clause (c) below and on demand, at a rate per annum equal at all times to 2% per annum above the Applicable Rate and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable under the Loan Documents that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable on demand, at a rate per annum equal at all times to 2% above the Applicable Rate.

(c) Payment Dates.  Interest on each Term Loan shall be due and payable in arrears on each Interest Payment Date and, to the extent provided in Section 2.04(b), on demand.

2.05 Computation of Interest.  All computations of interest shall be made on the basis of a 365-day year and actual days elapsed.  Interest shall accrue on each Term Loan for the day on which the Term Loan is made, and shall not accrue on a Term Loan, or any portion thereof, for the day on which the Term Loan or such portion is paid, provided that any Term Loan that is repaid on the same day on which it is made shall bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.06 Evidence of Indebtedness.

(a) The Term Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender, the Borrower shall execute and deliver to such Lender a Term Note, which shall evidence such Lender’s Term Loans in addition to such accounts or records.  Each Lender may attach schedules to its Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

(b) Entries made in good faith by the Administrative Agent in the Register or by any Lender in its account or accounts pursuant to subsection (a) above, shall be conclusive evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

2.07 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the account specified by the Administrative Agent in Dollars and in immediately available funds not later than 2:00 p.m. on the dates specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to the account specified by such Lender to the Administrative Agent from time to time.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest.

(c)If any Lender makes available to the Administrative Agent funds for any Term Loan to be made by such Lender as provided in the foregoing provisions of thisArticle II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Term Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) The obligations of the Lenders hereunder to make Term Loans are several and not joint.  The failure of any Lender to make any Term Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan.

(e) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of the aggregate principal amount of all Term Loans outstanding at such time in repayment or prepayment of such of the outstanding Term Loans or other Obligations then owing to such Lender.

2.08 Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Term Loans made by it, anypayment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, but excluding any payment or set-off relating to the Airline Service Agreement or any leases entered into in connection therewith) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Term Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Term Loans or such participations, as the case may be, pro rata with each of them; provided further that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff, but subject to Section 12.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

ARTICLE III
TAXES

3.01 Taxes.

(a) Except as otherwise provided in this Section 3.01 or Section 12.14, any and all payments by the Borrower to or for the account of the Administrative Agent, the Collateral Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent, the Collateral Agent and each Lender, (i) taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent, the Collateral Agent or such Lender, as the case may be, is organized or maintains its Lending Office or is otherwise a resident or doing business (other than a jurisdiction in which such Person is deemed to be doing business solely as a result of entering into, or performing its obligations under, any Loan Document); and (ii) taxes other than taxes that are imposed as a result of a change in applicable Law occurring after (A) the date that such Person became a party to this Agreement, or (B) with respect to an assignment, acquisition, grant of a participation or the appointment of a successor Administrative Agent or Collateral Agent, the effective date of such assignment, acquisition, participation or appointment, except to the extent that such Person's predecessor was entitled to additional amounts with respect to such taxes under this Section 3.01 (all non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent, the Collateral Agent or any Lender, then, except as otherwise provided in this Section 3.01 or Section 12.14, (i) the sum payable shall be increased as necessary so that after making all required deductions with respect to Taxes (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent, the Collateral Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward a copy of the same to the Collateral Agent and such Lender, as applicable) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is satisfactory to the Administrative Agent and each Significant Lender.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property, intangible, mortgage recording taxes or similar charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent, the Collateral Agent or any Lender, the Borrower shall also pay to the Administrative Agent, the Collateral Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent, the Collateral Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent, the Collateral Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent, the Collateral Agent and such Lender, (ii) amounts payable under Section 3.01(c) without duplication and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; but excluding amounts resulting from the failure to comply with the requirements of Section 12.05.  Payment under this subsection (d) shall be made within 30 days after the date such Lender, the Collateral Agent or the Administrative Agent makes a demand therefor.

(e) If the Administrative Agent, the Collateral Agent or any Lender determines, in its sole discretion, that is has actually received or realized any refund of tax, any reduction of, or credit against, its withholding or payment of any additional amount by the Borrower pursuant to this Section 3.01, such Person shall reimburse the Borrower in an amount equal to the net benefit, after tax, and net of all expenses incurred by such Person in connection with such refund, reduction, credit or recovery; provided that nothing in this Section 3.01(e) shall require any Person to make available its tax returns (or any other information relating to its taxes which it deems to be confidential) or interfere with any Person's right to arrange its tax affairs in whatever manner it deems fit or to obligate any Person to claim any credit.  The Borrower shall return such amount to the applicable Person in the event that such Person is required to repay such refund of tax or is not entitled to such reduction of, or credit against its tax liabilities.

3.02 Matters Applicable to All Requests for Compensation.  A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder and the basis therefor shall be conclusive in the absence of manifest error.  In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

3.03 Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Term Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO TERM LOANS

4.01 Amendment and Restatement Effective Date Conditions.  The obligation of Republic to make a Term Loan on the Amendment and Restatement Effective Date pursuant to Sections 2.01(a) and 2.01(b) shall become effective on the first date on which all of the following conditions precedent shall have been satisfied to the satisfaction of each Significant Lender:

(a) The Administrative Agent’s and each Significant Lender’s (or, in the case of Subsections 4.01(a)(iii)(A) and 4.01(a)(xix), the Collateral Agent’s) receipt of the following, each of which shall be originals, facsimiles or in ‘PDF’ format by electronic mail (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Amendment and Restatement Effective Date (or, in the case of certificates of governmental officials, a recent date before the Amendment and Restatement Effective Date) and each in form and substance satisfactory to the Administrative Agent and each Significant Lender:

(i) duly executed and completed counterparts hereof (in the form provided and specified by the Administrative Agent) that, when taken together, bear the signatures of (1) the Borrower, (2) each Guarantor, (3) the Administrative Agent, (4) the Collateral Agent and (5) each Lender;

(ii) a Term Note executed by the Borrower in favor of each Lender requesting a Term Note;

(iii) Each of the following:

(A) to the extent consisting of shares of stock or other certificated securities, certificates representing the Initial Pledged Equity accompanied by undated stock powers executed in blank;

(B) evidence (1) of the insurance required by the terms of this Agreement and the other Loan Documents and (2) that Collateral Agent on behalf of the Lenders has been named as additional insured and/or loss payee thereunder to the extent required under Section 6.07; and

(C) completed requests for information, dated on or before the Amendment and Restatement Effective Date, listing all effective financing statements that name any Loan Party as debtor, together with copies of such financing statements.

(iv) an amended and restated intellectual property security agreement, in substantially the form of Exhibit D hereto (the “Intellectual Property Security Agreement”), duly executed by each Loan Party;

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent or any Significant Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vi) such documents and certifications as the Administrative Agent or any Significant Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Loan Parties is validly existing and in good standing in its jurisdiction of organization;

(vii) a favorable opinion of Cadwalader Wickersham & Taft LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance satisfactory to the Administrative Agent and each Significant Lender;

(viii) a favorable opinion of Godfrey & Kahn, S.C., special Wisconsin counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, in form and substance satisfactory to the Administrative Agent and each Significant Lender;

(ix) a favorable opinion of Daugherty, Fowler, Peregrin, Haught & Jenson, special aviation counsel to the Lenders with regard to, among other things, (A) the granting of a security interest and perfection of the security interest in aircraft and engines owned by the Loan Parties in favor of the Collateral Agent, for itself and for the ratable benefit of the Secured Parties and (B) the absence of Liens (other than Liens granted in connection with this Agreement and the Reimbursement Agreement) on aircraft and engines and aircraft spare parts on which the Collateral Agent, for the benefit of the Secured Parties, is entitled to have a Lien, in each case, in form and substance satisfactory to the Administrative Agent and each Significant Lender;

(x) a favorable opinion of the general counsel of the Borrower, addressed to the Administrative Agent and each Lender, in form and substance satisfactory to the Administrative Agent and each Significant Lender;

(xi) a certificate of a Responsible Officer of each Loan Party either (A) listing all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(xii) an amended and restated slot security agreement, in substantially the form attached hereto as Exhibit F (the “Slot Security Agreement”), duly executed by each Loan Party that owns Slots as of the Amendment and Restatement Effective Date;

(xiii) amended and restated aircraft mortgage and security agreements, in substantially the form attached hereto as Exhibit G, duly executed by each Loan Party that owns any Airframes or Engines as of the Amendment and Restatement Effective Date;

(xiv) an amended and restated spare parts security agreement, in substantially the form attached hereto as Exhibit H (the “Spare Parts Security Agreement”), duly executed by the Borrower;

(xv) a copy of the the Associated Bank Control Agreement;

(xvi) a copy of the Airline Service Agreement duly executed by each party thereto;

(xvii) evidence that all registrations requested by Administrative Agent, Collateral Agent or any Significant Lender in accordance with the Cape Town Convention have been made and are (or will be) effective pursuant to the terms of the Cape Town Convention;

(xviii) evidence that all FAA filings for Airframes, Engines and Pledged Spare Parts requested by Administrative Agent, Collateral Agent or any Significant Lender have been made and are (or will be) effective to perfect the Collateral Agent’s security interest in such Airframes, Engines and Pledged Spare Parts, as applicable;

(xix) financing statements, in proper form for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent and the Collateral Agent may deem necessary or desirable in order to perfect and protect the first priority liens and security interests created hereunder, covering the Collateral described in Article X;

(b) The Borrower shall have paid all Attorney Costs of (x) the Lenders, Administrative Agent and the Collateral Agent and (y) Republic relating to the negotiation and execution of the Airline Service Agreement;

(c) The representations and warranties of the Borrower and each other Loan Party contained in Article V and each other Loan Document, and which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Amendment and Restatement Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(d) No Default shall exist or would result from the making of the Term Loans pursuant to Sections 2.01(a) and 2.01(b); and

(e) No material work disruptions or stoppages by employees of any of the Loan Parties shall have occurred and be continuing.

4.02 Milestone Achievement Date Conditions.  The obligation of each Lender to make a Term Loan pursuant to Sections 2.01(c) and 2.01(d) shall become effective on the first date (the “Milestone Achievement Date”) on which all of the following conditions precedent shall have been satisfied to the satisfaction of each Significant Lender:

(a) The Amendment and Restatement Effective Date shall have occurred;

(b) A Term Note executed by the Borrower in favor of each Lender requesting a Term Note shall have been received by the Administrative Agent on behalf of each such Lender;

(c) The Borrower shall have paid all Attorney Costs of the Lenders, Administrative Agent and the Collateral Agent;

(d) The representations and warranties of the Borrower and each other Loan Party contained in Article V and each other Loan Document, and which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Milestone Achievement Date and the date of the Term Borrowing pursuant to Section 2.01(c) as certified by a Responsible Officer of each Loan Party to the Administrative Agent and each Lender;

(e) No Default shall exist or would result from the making of the Term Loans pursuant to Sections 2.01(c) and 2.01(d);

(f) No material work disruptions or stoppages by employees of any of the Loan Parties shall have occurred and be continuing;

(g) The Loan Parties shall have entered into binding agreements with Skywest Airlines, Inc. and Boeing Capital Corporation in form and substance acceptable to the TPG Entities and Republic, in each of their sole discretion, that include provisions to effectuate the cash flow and permanent cost reductions described in the Business Plan or otherwise acceptable to the TPG Entities and Republic, in each of their sole discretion;

(h) The Borrower shall have delivered to the TPG Entities and Republic a business plan in form and substance acceptable to the TPG Entities and Republic, in each of their sole discretion, (the “Business Plan”) and the TPG Entities and Republic shall have determined that the Loan Parties are capable of achieving the cash flow and permanent cost reduction targets set forth in the Business Plan;

(i) The Borrower shall have implemented a fuel hedging strategy in form and substance acceptable to the TPG Entities and Republic, in each of their sole discretion,;

(j) No event or circumstance shall have occurred since the Amendment and Restatement Effective Date that, in the view of each of the TPG Entities and Republic, in each of their sole discretion, has resulted in a Material Adverse Effect that is continuing or that would be reasonably expected to result in a Material Adverse Effect; and

(k) The Borrower shall have delivered to the Administrative Agent and each Significant Lender a certificate from a Responsible Officer of the Borrower certifying that the conditions precedent to the Milestone Achievement Date have been satisfied (except as to matters that require the approval or satisfaction of the Administrative Agent, the Collateral Agent and/or the Lenders), together with such evidence with respect thereto as the Administrative Agent or any Significant Lender may request.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Loan Parties jointly and severally represent and warrant to the Administrative Agent, the Collateral Agent and the Lenders that:

5.01 Existence, Qualification and Power; Compliance with Laws; “Air Carrier Status”.  Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in the case of clause (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  The Borrower (and no other Loan Party) is an “air carrier” within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49 or commuter air carrier authorizations.  Each such Person holds air carrier operating certificates issued pursuant to Chapter 447 of Title 49.  Parent, the Borrower and each Subsidiary that is an “air carrier” are each a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 (a “United States Citizen”).  Parent, the Borrower and each Subsidiary that is an “air carrier” possess all necessary certificates, franchises, licenses, permits, rights, authorizations and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted.

5.02 Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.  Except as set forth on Schedule 5.02, no Loan Party is in material breach of any material Contractual Obligation.

5.03 Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (i) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (iii) the perfection or maintenance of the Liens created under the Collateral Documents except in each case for such consents, exemptions, authorizations, approvals, actions, notices and filings listed on Schedule 5.03 hereto, all of which have been duly obtained, taken, given or made and are in full force and effect.

5.04 Binding Effect.    This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.05 Financial Statements.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, and (ii) fairly present the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby.

(b) The unaudited consolidated financial statements of the Borrower and its Subsidiaries dated May 31, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, and (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

5.06 Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Parent, the Borrower or any of the Borrower’s Subsidiaries or against any of their properties or revenues that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.  The performance of any action by any Loan Party required or contemplated by any of the Loan Documents is not restrained or enjoined (either temporarily, preliminary or permanently).  There are no actions, suits or proceedings pending that challenge the validity of any Loan Document or the applicability or enforceability of any Loan Document which seek to void, avoid, limit, or otherwise adversely affect the security interest created by or in any Loan Document or any payment made pursuant thereto.

 5.07 No Default.  No Default has occurred and is continuing or would result from the execution, delivery or performance of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.

5.08 Ownership of Property.

(a) The Collateral subject to each Aircraft Mortgage and the Spare Parts Security Agreement is free and clear of all Liens other than Permitted Liens.

(b) Set forth on Schedule 5.08(b) hereto is a complete and accurate list of all Slots held by any Loan Party on the date hereof.

(c) Set forth on Schedule 5.08(c) hereto is a complete and accurate list of all airport gate leaseholds contracted or licensed to any Loan Party on the date hereof.

(d) No Loan Party (other than the Borrower and Skyway) currently owns or will own any interest in any Spare Part.

(e) No Loan Party (other than the Borrower and YX Properties, LLC, a Nebraska limited liability company) currently owns or will own any interest in any Slots.

(f) No Loan Party (other than the Borrower and Skyway) currently owns or will own any interest in any Engine or Airframe.

5.09 Environmental Compliance.

(a)           The Loan Parties conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such effects of Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           None of the properties currently owned or operated by any Loan Party, and, to the best of the Borrower’s knowledge, formerly owned or operated by any Loan Party, is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or, to the best of the Borrower’s knowledge, on any property formerly owned or operated by any Loan Party, which treatment, storage or disposal could individually, or in the aggregate reasonably be expected to have a Material Adverse Effect; there is no asbestos or asbestos-containing material on any property currently owned by any Loan Party as could individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and to the best of the Borrower’s knowledge Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party in each case as could individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

(c)           No Loan Party is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party have been disposed of in a manner not reasonably expected to result in Material Adverse Effect.

5.10 Insurance.  The properties of the Loan Parties are insured or reinsured with financially sound and reputable insurance companies not Affiliates of the Borrower (other than Cardinal Insurance Company, Cayman Ltd.), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party operates.

5.11 Taxes.  The Loan Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid or made adequate provision for payment of all Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets that are due and payable, except, in each case, those which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect.  No Loan Party is party to any tax sharing agreement with any Person other than another Loan Party other than the tax allocation and separation agreement dated as of September 27, 1995 among certain of the Loan Parties, Kimberly-Clark Corporation, a Delaware corporation, K-C Nevada, Inc., a Nevada corporation and Astral Aviation, Inc., a Delaware corporation

5.12 ERISA Compliance. Each of Parent and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates.

5.13 Subsidiaries; Equity Interests.  Each Loan Party has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable, except in the case of any Wisconsin corporation, subject to personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, such Section has been repealed), and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents.  Set forth in Part (b) of Schedule 5.13 is a complete and accurate list of all Investments (other than (i) Cash Equivalents and (ii) those Investments set forth in Part (a) of Schedule 5.13) held by any Loan Party on the date hereof, showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.  No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (a) or Part (b) of Schedule 5.13.

5.14 Margin Regulations; Investment Company Act; .

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of the Term Loans will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b) None of Parent, the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940 (the “ICA”).  Neither the making of any Term Loan nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of any the ICA or any rule, regulation or order of the SEC thereunder.

5.15 Disclosure.  All information that has been made available to the Administrative Agent or any Lender by the Borrower or any of its representatives in connection with the transactions contemplated hereby is complete and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were made.

5.16 Compliance with Laws.  Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc.

(a)           The Loan Parties own all right, title and interest in and to, or possess the right to use, the Intellectual Property Collateral (as defined in Section 10.01(f)) that are reasonably necessary for the operation of their respective businesses.

(b)           The operation of the Loan Parties’ respective businesses as currently conducted, or as contemplated to be conducted and the use of the Intellectual Property Collateral in connection therewith do not infringe, misappropriate, conflict with, or otherwise violate the rights of any other Person.  The Intellectual Property Collateral is subsisting and has not been adjudicated invalid or unenforceable in whole or in part, and is valid and enforceable.

(c)           No claim or litigation has been asserted or is pending or, to the best knowledge of the Loan Parties, threatened, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, alleging that the Loan Parties’ rights in or use of the Intellectual Property Collateral or the operation of the businesses of the Loan Parties infringe, misappropriate, or otherwise violate the rights of any other Person.  To the Borrower’s best knowledge, no Person is engaging in any activity that infringes, misappropriates, or otherwise violates the Intellectual Property Collateral.

(d)           With respect to each IP Agreement (as defined in Section 10.01(f)): (i) such IP Agreement is valid and binding and in full force and effect; (ii) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (iii) Borrower has not received any notice of termination, cancellation or received any notice of a breach or default under such IP Agreement; (iv) except as set forth on Schedule 5.17(d), Borrower has not granted to any other third party any rights, adverse or otherwise, under such IP Agreement; and (v) neither the Borrower nor, to the best of the Borrower’s knowledge, any other party to such IP Agreement is in breach or default thereof in any material respect, and, to the best of the Borrower’s knowledge, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

5.18 Security/Priority.

The provisions of the Loan Documents are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and first priority perfected Liens (subject, in the case of priority, to Permitted Liens) on and security interests in all right, title and interest in the Collateral, enforceable against each Loan Party that owns an interest in such Collateral and any other Person.

5.19 Slot Utilization.  The Borrower and its Subsidiaries are utilizing the Slots in a manner consistent with applicable regulations and contracts in order to preserve the value of the Slots, taking into account any waivers or other relief granted to the Borrower and/or its Subsidiaries by the FAA.  None of Parent, the Borrower or any of the Borrower’s Subsidiaries has received any notice from the FAA, or is aware of any other event or circumstance, that would be reasonably likely to impair the Slots or the value thereof.

5.20 Representations and Warranties as to Collateral.  (a)  Each Loan Party’s exact legal name, as defined in Section 9-503(a) of the Uniform Commercial Code, is correctly set forth in Schedule 5.20(a)(1) hereto.  Each Loan Party has only the trade names, domain names and marks listed on Schedule B of the Intellectual Property Security Agreement.  Each Loan Party is located (within the meaning of section 9-307 of the Uniform Commercial Code) and has its chief executive office in the state or jurisdiction set forth in Schedule 5.20(a)(1) hereto.  The information set forth in Schedule 5.20(a)(1) hereto with respect to each Loan Party is true and accurate in all respects.  Except as set forth in Schedule 5.20(a)(1), no Loan Party has previously changed its name, location, chief executive office, type of organization, jurisdiction of organization or organizational identification number during the 5 years preceding the execution of this Agreement from those set forth in Schedule 5.20(a)(1) hereto except as disclosed in Schedule 5.20(a)(2) hereto.

(b) Each Loan Party is the legal and beneficial owner of the Collateral of such Loan Party free and clear of any Lien of others, except for Permitted Liens.

(c) Except for possessory interests of landlords and warehousemen, each Loan Party has exclusive possession and control of the Equipment.  In the case of Equipment located on leased premises or in warehouses, no lessor or warehouseman of any premises or warehouse upon or in which such Equipment is located has (i) issued any warehouse receipt or other receipt in the nature of a warehouse receipt in respect of any Equipment, (ii) to the best knowledge of any Loan Party, issued any document for any of any Loan Party’s Equipment and (iii) to the best knowledge of any Loan Party, received notification of any secured party’s interest (other than the security interest granted hereunder) in any Loan Party’s Equipment.

(d) The Pledged Equity of any Subsidiary of any Loan Party pledged by each Loan Party hereunder has been duly authorized and validly issued and is fully paid and non-assessable, except in the case of any Wisconsin corporation, subject to personal liability which may be imposed on shareholders by former Section 180.0622(2)(b) of the Wisconsin Business Corporation Law for debts incurred prior to June 14, 2006 (for debts incurred on or after such date, such Section has been repealed).  If any Loan Party is an issuer of Pledged Equity, such Loan Party confirms that it has received notice of such security interest.

(e) The Pledged Equity of any Subsidiary of any Loan Party pledged by each Loan Party constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule I hereto.  The Pledged Debt constitutes all of the outstanding indebtedness owed to each Loan Party by the issuers thereof and, as of the Amendment and Restatement Effective Date, is outstanding in the principal amount indicated on Schedule II hereto.

5.21 Indebtedness and Guaranteed Indebtedness.  All Indebtedness and Guaranteed Indebtedness outstanding as of the Amended and Restated Effective Date for each Loan Party (other than the Obligations) is described on Schedule 7.03.

5.22 Deposit Accounts.  Schedule 5.22 lists all banks and other financial institutions at which any Loan Party maintains deposit or other accounts in the United States, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held and the complete account number therefor.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as (i) any Lender shall have any Term Commitment hereunder, (ii) any Term Loan remains outstanding, (iii) any other Obligation (other than Airline Service Agreement Obligations outstanding after the Maturity Date) hereunder which is accrued and payable shall remain unpaid or unsatisfied or (iv) solely with respect to Sections 6.01, 6.05, 6.07, 6.10, 6.12, 6.13, 6.14, 6.15 6.16, 6.17 and 6.18, any Airline Service Agreement Obligations shall remain outstanding prior to the Airline Service Agreement Termination Date, Parent and the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Loan Party to:

6.01 Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing acceptable to the Administrative Agent and each Significant Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be qualified in any material respect except with respect to a “going concern” or like qualification or exception;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the Chief Executive Officer or the Chief Financial Officer of the Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event within 30 days after the end of each month, other than the third month of any fiscal quarter, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal month, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal month and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the Chief Executive Officer or the Chief Financial Officer of the Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year end audit adjustments and the absence of footnotes; and

(d) (i) as soon as available, but no more than five (5) Business Days after the end of each calendar week a cash balance report for such calendar week, which report shall show, among other things, the aggregate amount of cash and Cash Equivalents that any of the Loan Parties has unrestricted access to on each day of such calendar week, and the aggregate amount of cash that the Loan Parties are restricted from accessing on each day of such calendar week and (ii) a flash cash report as of the day preceding such report.

6.02 Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and each Significant Lender:

(a) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party, or any audit of any of them;

(b) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(c) promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

(d) promptly, such additional information regarding the business, financial or corporate affairs of any Loan Party, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(e) promptly upon request of Administrative Agent or any Significant Lender a schedule listing all locations at which $1,000,000 or more of Equipment of any Loan Party is located.

6.03 Notices.  Promptly notify the Administrative Agent and each Significant Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event;

(d) of the occurrence of any event for which the Borrower is required to make a mandatory repayment pursuant to Section 2.02(b);

(e) of a breach of the Use or Lose Rule; and

(f) of any material setoff, claims (including with respect to material environmental claims), withholdings or other defenses to which any of the Collateral, or any of the Agents’ or the Lenders’ rights with respect to the Collateral, in any material respect, are subject.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations.  Pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

6.05 Preservation of Existence, Etc.  (a)  Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.05 or 7.06; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties.  (a)  Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower (other than Cardinal Insurance Company, Cayman Ltd.), insurance or reinsurance in accordance with the terms of the Collateral Documents and otherwise with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Collateral Agent of termination, modification, lapse or cancellation of such insurance or reinsurance.  Each such policy of insurance shall (a) name the Collateral Agent for the benefit of the Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent and each Significant Lender, that names Collateral Agent for the benefit of Lenders as the loss payee thereunder for any covered loss.

6.08 Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records.  (a)  Maintain proper books of record and account, in which full, true and correct entries consistent with GAAP shall be made of all financial transactions and matters involving the assets and business of the Parent and its Subsidiaries; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Parent and its Subsidiaries.

6.10 Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and the Collateral Agent and representatives of each Lender, at the expense of the Borrower, to visit and inspect any of its properties, to inspect the Collateral, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (with the Borrower having the right to have a representative present at all such communications) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent, Collateral Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds.  Use the proceeds of the Term Loans to provide general working capital and to pay ordinary operating costs and expenses of the Loan Parties.

6.12 Further Assurances.  Promptly upon request by the Administrative Agent, the Collateral Agent or any Significant Lender (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, the Collateral Agent or any Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.13 Compliance with Terms of Gate Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property (including, without limitation, arrangements with respect to airport gate leaseholds to which the Borrower or any of its Subsidiaries is a party), to the extent necessary to keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent and each Significant Lender of any default by any party with respect to such leases and cooperate with the Administrative Agent and each Significant Lender in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.14 Cash Management System; Controlled Accounts; Initial Drawing.  Maintain and cause each of its Subsidiaries to maintain (a) a cash management system reasonably acceptable to the Administrative Agent, the Collateral Agent and each Significant Lender (provided that, in the event the cash management system in place as of the Amendment and Restatement Effective Date is deemed after the Amendment and Restatement Effective Date to be unacceptable to the Administrative Agent, the Collateral Agent or any Significant Lender, then the Borrower and its Subsidiaries shall be provided a reasonable period of time to modify such cash management system to satisfy the requirements of the Administrative Agent, the Collateral Agent and each Significant Lender) and (b) all cash in Controlled Accounts (except to the extent held in accounts not at any time having an aggregate balance in excess of $200,000); provided that  to the extent consistent with agreements with the Processing Bank and American Express, the Loan Parties shall be permitted to hold accounts that are not Controlled Accounts with U.S. Bank National Association so long as the amounts on deposit in such accounts are intended solely to cash collateralize holdback obligations and other obligations in connection with payments of credit card processing or clearinghouse services to the Processing Bank.  The foregoing notwithstanding, the Loan Parties shall maintain all proceeds of the Term Loans in the Special Controlled Account except for (i) proceeds of Term Loans used to fund operating expenses in the ordinary course of business and (ii) proceeds of Term Loans used to fund payroll and disbursement accounts so long as the funds transferred from the Special Controlled Account are used within one (1) Business Day of the transfer thereof to satisfy payroll and disbursement obligations, as applicable.

6.15 FAA and DOT Matters; Citizenship.  (a) possess and maintain, and cause each other Loan Party to possess and maintain, all necessary franchises, licenses, permits, rights, concessions, authorizations and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted except in any case described in this clause (a), where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect and (b) solely with respect to the Borrower, (i) maintain at all times its status at the DOT, as applicable, as an “air carrier” within the meaning of Section 40102(a)(2) of Title 49, and hold a certificate under Section 41102(a)(1) of Title 49, or a commuter air carrier authorization, as applicable; (ii) at all times hereunder be a citizen of the United States as defined by Section 40102(a)15 of Title 49 and as that statutory provision has been interpreted by the DOT pursuant to its policies; and (iii) maintain at all times its status at the FAA as an air carrier and hold air carrier operating certificates and other operating authorizations issued by the FAA pursuant to 14 C.F.R. Sections 119, 121 or 135 as currently in effect or as may be amended or recodified from time to time.

6.16 Slot Utilization.  Each Loan Party shall utilize its Slots in a manner that does not breach, violate, or conflict with the Use or Lose Rule or result in the loss of any Slot under the Use or Lose Rule.

6.17 Gate Utilization.  Utilize all of its airport gate leaseholds in a manner sufficient to comply with applicable lease provisions governing such airport gate leaseholds.

6.18 Cape Town Convention.  With respect to the Cape Town Convention which has been ratified by, and is in full force and effect in the United States of America, the parties hereto hereby agree to permit the interests created under the Loan Documents to constitute International Interests under the Cape Town Convention. Upon request by the Administrative Agent or any Significant Lender, the Borrower at its own cost and expense shall from time to time do or cause to be done any and all acts and things (other than acts and things under the control of the Collateral Agent) which may be required or desirable (in the opinion of Collateral Agent or any Significant Lender) to ensure that each of the Secured Parties has the full benefit of the Cape Town Convention in connection with any Airframes and Engines, including:

(a) any matters connected with registering, perfecting, preserving and/or enhancing any International Interest vested in the Secured Parties with respect to any Airframes and Engines and constituted by the Loan Documents;

(b) entry in to agreements (subordination or otherwise) to protect and/or enhance and/or, improve the priority of any International Interest referred to in the foregoing paragraph;

(c) excluding, in writing, the application of any provisions of the Cape Town Convention that the Collateral Agent may deem desirable in connection with the foregoing; and

(d) if any subsequent action taken by any party, including any permitted sublease or re-registration of any Airframes or Engines, gives rise to a new International Interest under the Cape Town Convention, registering such interest with the International Registry (as such term is defined in the Cape Town Convention) with the consent of the Collateral Agent, any Significant Lender, or any duly authorized agent thereof, and any other party hereto as necessary to complete such registration.

6.19 Payment of Taxes.  Each Loan Party shall pay and discharge or cause to be paid and discharged promptly all taxes payable by it, including taxes imposed upon it, its income and profits, or any of its operations, its property (real, personal or mixed) and all taxes with respect to tax, social security and unemployment withholding with respect to its employees, before any thereof shall become past due, except in each case, (i) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (x) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (y) such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such taxes or (ii) where the failure to pay or discharge such taxes would not result in aggregate liabilities in excess of $1,000,000.

ARTICLE VII
NEGATIVE COVENANTS

So long as (i) any Lender shall have any Term Commitment hereunder, (ii) any Term Loan remains outstanding, or (iii) any other Obligation (other than Airline Service Agreement Obligations outstanding after the Maturity Date) hereunder which is accrued and payable shall remain unpaid or unsatisfied or (iv) solely with respect to Sections 7.01, 7.05, 7.06, 7.07, 7.13, 7.18 and 7.21, any Airline Service Agreement Obligations shall remain outstanding prior to the Airline Service Agreement Termination Date, Parent and the Borrower shall not, nor shall they permit any other Loan Party to, directly or indirectly:

7.01 Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names Parent, the Borrower or any of the Borrower’s Subsidiaries as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Initial Closing Date and set forth on Schedule 7.01;

(c) Liens for taxes, assessments or governmental charges or claims not delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) Liens of landlords, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) Liens incurred or pledges or deposits in the ordinary course of business made in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) Liens incurred or deposits made to secure the performance of tenders, bids, trade contracts, leases (real and personal) (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance and return of money (but not borrowed money) bonds, reimbursement obligations and chargeback rights of Persons performing credit card processing services for a Loan Party and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions, minor defects, encroachments or irregularities of title and other similar charges or encumbrances affecting real property which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments and attachments not constituting an Event of Default under Section 8.01(g) or securing appeal or other surety bonds related to such judgments;

(i) operating leases or subleases of real or personal property granted to others not interfering in any material respect with the business of the Loan Parties, taken as a whole;

(j) Liens in favor of collecting or payor banks and credit card processors having a right of setoff, revocation, refund or chargeback with respect to money or instruments of any Loan Party on deposit with or in possession of such bank; and

(k) Liens securing Indebtedness permitted under Section 7.03(c)(v).

7.02 Investments.  Make or hold any Investments, except:

(a) Investments held by any Loan Party in the form of Cash Equivalents;

(b) equity Investments of the Borrower in any Guarantor and Investments of any Guarantor in the Borrower or in another Guarantor;

(c) Investments in accounts, contract rights and chattel paper (each as defined in the UCC), notes receivable and similar items arising or acquired in the ordinary course of business and Investments received in settlement of amounts due to any Loan Party effected in the ordinary course of business (including as a result of Dispositions not prohibited by Section 7.06);

(d) Guarantees permitted by Section 7.03;

(e) Investments (other than Cash Equivalents) existing on the Initial Closing Date and set forth on Schedule 5.13 hereof; and

(f) Investments consisting of intercompany debt permitted under Section 7.03.

7.03 Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a) in the case of the Borrower, Indebtedness owed to a Guarantor; provided that any such Indebtedness (i) shall be subordinated to the Obligations on terms satisfactory to the Administrative Agent and each Significant Lender, (ii) a Lien on all such Indebtedness shall have been granted to Collateral Agent for the benefit of Lenders, and (iii) such Indebtedness shall be evidenced by a promissory note or other instrument and such promissory note or instrument shall have been pledged and delivered to the Collateral Agent;

(b) in the case of any Loan Party (other than the Borrower), Indebtedness owed to the Borrower;

(c) in the case of the Loan Parties,

(i) Indebtedness under the Loan Documents;

(ii) Existing Indebtedness;

(iii) Indebtedness incurred after the Initial Closing Date consisting of Guarantees permitted by Section 7.04;

(iv) Indebtedness consisting of rent deferrals under aircraft leases;

(v) Indebtedness in respect of aircraft leases entered into with Republic and contemplated by the Business Plan;

(vi) Indebtedness incurred by any Loan Party to any TPG Entity in connection with the financing by such TPG Entity of payments due by the Borrower under the Airline Service Agreement; provided that such Indebtedness is not secured by any Lien on the Collateral; and

(vii) Indebtedness incurred in the ordinary course of business in connection with letters of credit or surety bonds required by Law or third parties in connection with the Loan Parties’ operations.

7.04 Guarantees and Other Liabilities.  Purchase or repurchase (or agree, contingently or otherwise, so to do) the Indebtedness of, or assume, guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance of any obligation or capability of so doing, or otherwise), endorse or otherwise become liable, directly or indirectly, in connection with the Indebtedness, stock or dividends of any Person, except (a) for any guaranty of Indebtedness or other obligations of the Borrower or any Guarantor if the Borrower or such Guarantor could have incurred such Indebtedness or obligations under this Agreement, (b) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (c) customary indemnities in favor of officers, employees, directors, consultants, attorneys, accountants or other advisors, (d) guarantees of Obligations or Secured Credit Obligations under the Loan Documents and the Reimbursement Agreement and (e) guarantees of Indebtedness permitted under Section 7.03(c)(v).

7.05 Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person.

7.06 Dispositions.  Make any Disposition of Collateral, except:

(a) Dispositions of unused, obsolete or worn out property and surplus aircraft, engines and parts related thereto, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business (which, for the avoidance of doubt shall not include the assets set forth on Schedule 7.06 or any Spare Parts related thereto);

(c) abandonment of Intellectual Property Collateral pursuant to Section 10.04;

(d) licensing and sublicensing of Intellectual Property Collateral consistent with the Borrower’s past practices in the ordinary course of business;

(e) Dispositions of the assets set forth on Schedule 7.06 and any Spare Parts related thereto;

(f) So long as no Event of Default shall occur and be continuing, and (i) with respect to any replacements of Slots, subject to the satisfaction of the terms and conditions of Section 6(d) of the Slot Security Agreement, and (ii) with respect to any trades (or similar arrangements) with respect to Slots, subject to the satisfaction the terms and conditions of Section 6(b) of the Slot Security Agreement, the Loan Parties may transfer Slots in exchange for other Slots (and no other consideration);  provided, however, that any Disposition pursuant to this Section 7.06 shall be for fair market value.

7.07 Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contributions, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Loan Party (other than the Borrower) may make Restricted Payments to any Loan Party which is its direct parent;

(b) each Loan Party may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) any Loan Party may issue Equity Interests, or make capital contributions, to another Loan Party and Parent may accept capital contributions;

(d) Borrower may make Restricted Payments to Parent to enable Parent to pay taxes which are due; and

(e) Borrower may make Restricted Payments to Parent to enable Parent to make compensation and indemnification payments owing to directors and officers of Parent.

7.08 Change in Nature of Business.  Engage in any line of business different from those lines of business conducted by the Borrower and its Subsidiaries on the Initial Closing Date.

7.09 Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Loan Party as would be obtainable by the Borrower or such Loan Party at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and any of the Guarantors or between and among any of the Guarantors; (b) reasonable and customary fees and compensation paid to, and indemnity provided on behalf of, officers, directors or employees of any Loan Party; (c) any Restricted Payments not prohibited by Section 7.07; (d) any payments or other distributions by a Subsidiary to its direct or indirect parent to enable such parent to pay its liabilities for taxes attributable to such Subsidiary; and (e) the Loan Documents and the transactions contemplated thereby.

7.10 Use of Proceeds.  Use the proceeds of any Term Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.

7.11 Amendments of Organization Documents.  Amend any of its Organization Documents.

7.12 Changes in Fiscal Year.  Make any change in fiscal year.

7.13 Prepayments, Etc. of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except for the prepayment of the Term Loans and the Reimbursement Obligations in accordance with the terms of this Agreement.

7.14 Partnerships, Etc.  Become a general partner in any general or limited partnership or joint venture.

7.15 Speculative Transactions.  Engage in any transaction involving any Swap Contract, except Swap Contracts relating to fuel in accordance with the Loan Parties’ current business practice or as contemplated by Section 4.02.

7.16 Formation of Subsidiaries.  Organize or invest in any new Subsidiary.

7.17 Change in Capital Structure.  Make any material change in its equity capital structure as in existence on the Initial Closing Date.

7.18 Repayments of Reimbursement Obligations.  Make any repayment in respect of Reimbursement Obligations except (x) to the extent set forth in Subsections 2.02(b)(i) through 2.02(b)(iv) or (y) concurrently with a prepayment of the Term Loans as set forth in Section 2.02(b)(v).

7.19 Amendments to Reimbursement Agreement.  Make any amendment, supplement, modification or any other change to the Reimbursement Agreement in a manner that is adverse to the interests of any Lender or any Agent under any Loan Document without the prior written consent of the Required Lenders.

7.20 Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Loan Party of real or personal property that has been or is to be sold or transferred by such Loan Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party.

7.21 Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents and the Reimbursement Documents and (b) any agreements governing any purchase money Liens or Capital Lease Obligations not prohibited hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

7.22 Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Loan Party, (b) make loans or advances to, or other Investments in, any Loan Party or (c) transfer any of its assets to any Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and the Reimbursement Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.
___________
*Confidential
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default.  Any of the following shall constitute an Event of Default:

(a) Non-Payment.  The Borrower or any other Loan Party fails to pay when and as required to be paid herein, any amount of principal of, or interest on, any Term Loan, or when and as the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03, 6.05, 6.07, 6.10, 6.11, 6.14, 6.15, 6.16, 6.17 or 6.18, or Article VII; or

(c) Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues unremedied for five (5) Business Days after the earlier of the date on which (A) a Responsible Officer becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Administrative Agent, the Collateral Agent or any Lender; or

(d) Representations and Warranties.  Any representation, warranty, certification or statement of fact made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made; or

(e) Cross-Default on Indebtedness and Swap Contracts.  (i) Any event shall have occurred that permits any holder or holders (or a trustee or agent on behalf of such holder or holders) of Indebtedness (other than Indebtedness hereunder and other than the Indebtedness listed on Schedule 5.02) to demand the payment of such Indebtedness prior to its stated maturity, or cash collateral in respect thereof; or (ii) with respect to any Indebtedness in an amount greater than $1,000,000, any Loan Party or any Subsidiary fails to repay such Indebtedness, in full, at or prior to the scheduled maturity thereof; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any other Loan Party or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any other Loan Party or any Subsidiary is an Affected Party (as defined in such Swap Contract) and, in either event, the Swap Termination Value owed by the Loan Party or such Subsidiary as a result thereof is greater than $1,000,000; or

(f) Judgments.  There is entered against any Loan Party or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of such claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, there is a period of five (5) consecutive Business Days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(g) ERISA.  An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, could reasonably be expected to result in liability of Parent and its ERISA Affiliates in an aggregate amount exceeding $1,000,000; or

(h) Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be valid and binding on or enforceable against any Loan Party intended to be a party to it; any Loan Party files a motion or other pleading seeking to challenge the validity of any Loan Document or the applicability or enforceability of any Loan Document or which seeks to void, avoid, limit, or otherwise adversely affect the security interest created by or in any Loan Document or any payment made pursuant thereto; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(i) Change of Control.  There occurs any Change of Control; or

(j) Collateral Document.  Any Collateral Document after delivery thereof (other than pursuant to the terms thereof) ceases to create a valid and perfected lien on and security interest in the Collateral purported to be covered thereby having the priority contemplated by the Loan Documents; or

(k) Material Adverse Effect.  There occurs any event or circumstance that would give rise to a Material Adverse Effect since the Amendment and Restatement Effective Date; or

(l) Change in Business.  The Borrower and its Subsidiaries cease to operate their business as conducted on the date hereof or cease to operate flights substantially in accordance with the flight schedule of the Borrower and its Subsidiaries as of the Initial Closing Date (other than to the extent contemplated in the Airline Service Agreement); or

(m) Involuntary Proceedings.  An involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Parent, the Borrower or any Subsidiary, or of a substantial part of the property or assets of Parent, the Borrower or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any Subsidiary or for a substantial part of the property or assets of Parent, the Borrower or a Subsidiary or (iii) the winding-up or liquidation of Parent, the Borrower or any Subsidiary; or

(n) Voluntary Proceedings.  Parent, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (m) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Parent, the Borrower or any Subsidiary  or for a substantial part of the property or assets of Parent, the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due (other than with respect to Indebtedness described on Schedule 5.02); or

(o) Reimbursement Agreement Cross Default.  Any “Event of Default” under the Reimbursement Agreement has occurred and is continuing; or

(p) Cross Default on Airline Service Agreement.  Any (i) default under the Airline Service Agreement which permits Republic to terminate the Airline Service Agreement (pursuant to Section 8.02(c) or 5.03 of the Airline Service Agreement) or (ii) an Airline Service Agreement Rejection Event has occurred and is continuing; or

(q) Midwest Air LLC Agreement .  The Borrower or any Subsidiary shall engage in any transaction or take any action that would violate the terms of Section 3.2 of the Midwest Air LLC Agreement.

8.02 Remedies upon Event of Default.  (a) Upon the occurrence of any Event of Default described in Section 8.01(m) or (n) above, automatically, and upon the occurrence and during the continuance of any other Event of Default, at the request of the Required Lenders:

(i) the commitment of each Lender to make Term Loans shall immediately terminate;

(ii) the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document shall be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii)  the Administrative Agent shall exercise on behalf of the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable laws; provided that remedies in respect of the Collateral shall only be exercised pursuant to and in the manner set forth in Section 8.02(b).

(b) Upon the occurrence and during the continuance of any Collateral Enforcement Event of Default, the Collateral Agent (subject to the consent, and at the direction, of the Required Secured Parties) shall exercise on behalf of the Secured Parties all rights and remedies available to it in respect of the Collateral under the Secured Credit Documents or applicable Laws.

8.03 Application of Funds.  After the exercise of remedies provided for in Section 8.02 or upon the commencement of any case or proceeding under any Debtor Relief Law, any amounts received on account of any Secured Credit Obligations from or with respect to the Collateral or any enforcement proceedings with respect thereto shall be applied by the Collateral Agent in the following order:

First, to payment of that portion of the Secured Credit Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs) payable to the Administrative Agent and the Collateral Agent in their capacities as such;

Second, to payment of that portion of the Secured Credit Obligations constituting amounts payable under Article III of this Agreement and Article III of the Reimbursement Agreement ratably among the Northwest Parties and the Lenders in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Credit Obligations constituting Reimbursement Obligations up to a maximum principal amount of $10,000,000 (whether currently owing or contingent) and any accrued and unpaid interest thereon (less the sum (without duplication) of (i) the amount of any portion thereof that has been cash collateralized pursuant to this Agreement or the Reimbursement Agreement and (ii) the amount of funds on deposit in the Reimbursement Obligation Collateral Account at such time prior to giving effect to the release of such funds pursuant to the penultimate sentence of the last paragraph in this Section 8.03), principal on the Term Loans up to a maximum principal amount of $50,000,000 (whether currently due and payable or not), and accrued and unpaid interest on the Term Loans, ratably among the Northwest Parties and the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to the payment of all other Secured Credit Obligations of the Loan Parties owing under or in respect of the Secured Credit Documents on such date (including any Reimbursement Obligations in excess of a principal amount of $10,000,000 (whether currently owing or contingent) and any accrued and unpaid interest thereon less the sum (without duplication) of (i) the amount of any portion thereof that has been cash collateralized pursuant to this Agreement or the Reimbursement Agreement and (ii) the amount of funds on deposit in the Reimbursement Obligation Collateral Account at such time prior to giving effect to the release of such funds pursuant to the penultimate sentence of the last paragraph in this Section 8.03), ratably among the Northwest Parties and the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the payment of all Airline Service Agreement Obligations that are unpaid and outstanding on such date payable to Republic; and

Last, the balance, if any, after all of the Secured Credit Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

All payments made pursuant to this Section 8.03 (except for those payments to be made to the Collateral Agent) shall be made to the Administrative Agent (in respect of Secured Credit Obligations owing to the Lenders and the Administrative Agent) and to Northwest (in respect of Secured Credit Obligations owing to the Northwest Parties), and the Administrative Agent shall distribute such payments in accordance with the provisions of this Agreement and Northwest shall distribute such payments in accordance with the provisions of the Reimbursement Agreement.  Any payments made pursuant to clauses Third and Fourth with respect to Reimbursement Obligations which are not yet due and owing shall be held by the Collateral Agent in the Reimbursement Obligations Collateral Account, and shall be paid upon such Reimbursement Obligations becoming due and payable.  If any cash collateral remains on deposit in the Reimbursement Obligations Collateral Account (or pursuant to any other arrangement) at such time as any payment pursuant to clauses Third or Fourth with respect to Reimbursement Obligations are due and payable, such cash collateral shall be released to Northwest at such time on account of, and to the extent of, such Reimbursement Obligations.  If any such cash collateral remains on deposit in the Reimbursement Obligations Collateral Account after the Secured Credit Obligations have been indefeasibly paid in full, such cash collateral shall be paid in accordance with clause Last above.

Prior to the Airline Service Agreement Termination Date, any payments of the type described in clause Fifth with respect to Airline Service Agreement Obligations but that are not yet due and owing shall be held as cash collateral in a separate account by the Collateral Agent (other than the Reimbursement Obligations Collateral Account), and, if any Airline Service Agreement Obligations become due prior to the Airline Service Agreement Termination Date, such amount shall be released to Republic at such time on account of, and to the extent of, such Airlines Service Agreement Obligations.  If any such cash collateral described in the foregoing sentence remains on deposit in such account on or after the Airline Service Agreement Termination Date, such cash collateral shall be paid in accordance with clause Last above.

ARTICLE IX
ADMINISTRATIVE AGENT AND COLLATERAL AGENT

9.01 Appointment and Authorization of Administrative Agent and Collateral Agent.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent and the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent or the Collateral Agent, as the case may be, by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent or the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent or the Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Collateral Agent shall act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender (if applicable)) hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Credit Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent), shall be entitled to the benefits of all provisions of this Article IX (including, without limitation, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Delegation of Duties.  The Administrative and the Collateral Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Administrative Agent and the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03 Liability of Administrative Agent and Collateral Agent.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as finally determined in a nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents or the existence of any Liens or security interests in the Collateral, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

9.04 Reliance by Administrative Agent and Collateral Agent.

(a) The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent and the Collateral Agent.  The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01 or Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Amendment and Restatement Effective Date specifying its objection thereto.

9.05 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”.  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

9.06 Credit Decision; Disclosure of Information by Administrative Agent and Collateral Agent.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent or the Collateral Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

9.07 Indemnification of Administrative Agent and the Collateral Agent.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section shall survive termination of the Term Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent.

9.08 Successor Administrative Agent.

(a) The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint a successor administrative agent for the Lenders.  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of any other Lender.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  If no Person agrees to be a successor Administrative Agent, the resigning Administrative Agent’s resignation shall be effective upon notice by the resigning Administrative Agent to the Lenders, and the Lenders shall assume the responsibilities of the Administrative Agent.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

(b) Successor Collateral Agent.  The Collateral Agent may resign as Collateral Agent upon 30 days’ notice to the Lenders.  If the Collateral Agent resigns under this Agreement, the Required Lenders shall appoint a successor collateral agent for the Lenders.  If no successor collateral agent is appointed prior to the effective date of the resignation of the Collateral Agent, the Collateral Agent may appoint, after consulting with the Lenders, a successor collateral agent from among the Lenders.  Upon the acceptance of its appointment as successor collateral agent hereunder, the Person acting as such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term “Collateral Agent” shall mean such successor collateral agent and the retiring Collateral Agent’s appointment, powers and duties as Collateral Agent shall be terminated, without any other or further act or deed on the part of any other Lender.  After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Article IX and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.  Upon the acceptance of any appointment as Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under the Loan Documents.  If no Person agrees to be a successor Collateral Agent, the resigning Collateral Agent’s resignation shall be effective upon notice by the resigning Collateral Agent to the Lenders, and the Lenders shall assume the responsibilities of the Collateral Agent.   After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Article IX shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Collateral Agent.

9.09 Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Collateral Agent

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) in accordance with the terms of Section 10.09 or (ii) subject to Section 12.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.09.  In each case as specified in this Section 9.09, the Collateral Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.09.

ARTICLE X
SECURITY

10.01 Grant of Security.  To induce the Lenders to make the Term Loans and the Northwest Parties to make the extensions of credit described in the Reimbursement Agreement, each Loan Party hereby grants to the Collateral Agent, for itself and the ratable benefit of the Secured Parties, as security for the full and prompt payment when due of the Secured Credit Obligations of such Loan Party a continuing Lien and security interest in and to all Pledged Collateral of such Loan Party.  “Pledged Collateral” means all of the property and assets (other than the Excluded Assets and the Excluded Airline Assets) of each Loan Party and its estate, real and personal, tangible and intangible, whether now owned or hereafter acquired or arising and regardless of where located, including but not limited to:

(a) all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, vessels, aircraft, aircraft engines, aircraft propellers, furniture and fixtures, and all parts thereof and all accessions thereto and all software related thereto, including, without limitation, software that is embedded in and is part of the equipment (any and all such property being the “Equipment”);

(b) all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Loan Party has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Loan Party has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Loan Party), and all accessions thereto and products thereof and documents therefore, and all software related thereto, including, without limitation, software that is embedded in and is part of the inventory (any and all such property being the “Inventory”);

(c) all accounts (including, without limitation, health-care-insurance receivables), chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles, the American Express Agreement and the U.S. Bank Agreement) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables”, and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts to the extent not referred to in clause (d), (e) or (f) below being the “Related Contracts”);

(d) the following (the “Security Collateral”):

(i) the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all subscription warrants, rights or options issued thereon or with respect thereto and all rights with respect to such Initial Pledged Equity, including all rights to vote such Initial Pledged Equity or exercise rights under any partnership agreement, limited liability company agreement or similar agreement relating to Initial Pledged Equity;

(ii) the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(iii) all additional shares of stock and other Equity Interests from time to time acquired by such Loan Party in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all subscription warrants, rights or options issued thereon or with respect thereto, and all rights to vote such Pledged Equity or exercise rights under any partnership agreement, limited liability company agreement or similar agreement relating to Pledged Equity; provided that no Loan Party shall be required to pledge any Equity Interest in any Subsidiary that is a CFC owned or otherwise held by such Loan Party which, when aggregated with all of the other shares of stock in such Subsidiary pledged by any Loan Party, would result in more than 66% of the shares of stock in such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Code) (the “Voting Foreign Stock”) (on a fully diluted basis) being pledged to the Collateral Agent, on behalf of the Secured Parties, under this Agreement (although all of the shares of stock in such Subsidiary not entitled to vote (within the meaning of Treasury Regulation Section 1.956-2(c)(2) promulgated under the Code) (the “Non-Voting Foreign Stock”) shall be pledged by each of the Loan Parties that owns or otherwise holds any such Non-Voting Foreign Stock therein); provided further that, if, as a result of any change in the tax laws of the United States of America after the date of this Agreement, the pledge by such Loan Party of any additional shares of stock in any such Subsidiary to the Collateral Agent, on behalf of the Secured Parties under this Agreement would not result in an increase in the aggregate net consolidated tax liabilities of the Borrower and its Subsidiaries, then, promptly after the change in such laws, all such additional shares of stock shall be so pledged under this Agreement;

(iv) all additional indebtedness from time to time owed to such Loan Party (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness; and

(v) all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Loan Party has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, distributions, value, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all subscription warrants, rights or options issued thereon or with respect thereto;

(e) the following (collectively, the “Account Collateral”):

(i) all deposit and other bank accounts and all funds and financial assets from time to time credited thereto (including, without limitation, all cash equivalents), all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such funds and financial assets, and all certificates and instruments, if any, from time to time representing or evidencing such accounts;

(ii) all promissory notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Loan Party, including, without limitation, those delivered or possessed in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii) all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral;

(f) the following (collectively, the “Intellectual Property Collateral”):

(i) all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii) all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii) all copyrights, including, without limitation, copyrights in Computer Software, internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

(iv) all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v) all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

(vi) all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedules A, B and C to the Intellectual Property Security Agreement (as such Schedules may be supplemented from time to time by supplements to the IP Security Agreement, each such supplement being substantially in the form of Exhibit D-1 (an “IP Security Agreement Supplement”)), executed by such Loan Party to the Collateral Agent from time to time), together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof;

(vii) all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Loan Party accruing thereunder or pertaining thereto;

(viii) all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Loan Party, now or hereafter, is a party or a beneficiary (“IP Agreements”); and

(ix) any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(g) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Loan Party pertaining to any of the Pledged Collateral; and

(h) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Pledged Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (g) of this Section 10.01 and this clause (h)) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Pledged Collateral, (B) tort claims, including, without limitation, all commercial tort claims and (C) cash.

For the avoidance of doubt, Excluded Assets and Excluded Airline Assets shall not constitute Pledged Collateral.

10.02 Further Assurances.

(a) Each Loan Party agrees that from time to time, at the expense of such Loan Party, such Loan Party will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Collateral Agent or any Significant Lender may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Loan Party hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral of such Loan Party.  Without limiting the generality of the foregoing, each Loan Party will, within a commercially reasonable time with respect to Pledged Collateral of such Loan Party:  (i) at the request of the Collateral Agent or any Significant Lender, mark conspicuously each document included in Inventory, each chattel paper included in Receivables, each Related Contract, and each of its records pertaining to such Pledged Collateral with a legend, in form and substance satisfactory to the Collateral Agent and each Significant Lender, indicating that such document, chattel paper, Related Contract, or Pledged Collateral is subject to the security interest granted hereby; (ii) execute or authenticate and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent or any Significant Lender may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Loan Party hereunder; (iii) at the request of the Collateral Agent or any Significant Lender, deliver to the Collateral Agent for the benefit of the Secured Parties certificates representing Security Collateral that constitutes certificated securities, accompanied by undated stock or bond powers executed in blank; (iv) at the request of the Collateral Agent or any Significant Lender, take all action reasonably necessary to ensure within the time required hereunder that the Collateral Agent has control of Pledged Collateral consisting of deposit accounts, electronic chattel paper, investment property, letter-of-credit rights and transferable records as provided in Sections 9-104, 9-105, 9-106 and 9-107 of the Uniform Commercial Code and in Section 16 of the Uniform Electronic Transactions Act, as in effect in the jurisdiction governing such transferable record; (v) at the request of the Collateral Agent or any Significant Lender, take all action reasonably necessary to ensure that the Collateral Agent’s security interest is noted on any certificate of ownership related to any Pledged Collateral evidenced by a certificate of ownership; (vi) at the reasonable request of the Collateral Agent or any Significant Lender, cause the Collateral Agent to be the beneficiary under all letters of credit that constitute Pledged Collateral, with the exclusive right to make all draws under such letters of credit, and with all rights of a transferee under Section 5-114(e) of the Uniform Commercial Code; and (viii) deliver to the Collateral Agent evidence that all other action that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest created by such Loan Party in the Pledged Collateral under this Agreement has been taken.

(b) Each Loan Party hereby authorizes the Collateral Agent to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Loan Party, in each case without the signature of such Loan Party, and regardless of whether any particular asset described in such financing statements falls within the scope of the Uniform Commercial Code or the granting clause of this Agreement.  A photocopy or other reproduction of this Agreement or any financing statement covering the Pledged Collateral or any part thereof shall be sufficient as a financing statement where permitted by Law.  Each Loan Party ratifies its authorization for the Collateral Agent to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c) Each Loan Party will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Pledged Collateral of such Loan Party and such other reports in connection with such Pledged Collateral as the Collateral Agent or any Significant Lender may reasonably request, all in reasonable detail.

10.03 Rights of Lender; Limitations on Lenders’ Obligations.

(a)   Each Loan Party shall remain liable under the contracts and agreements included in such Loan Party’s Pledged Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed (including paying cure costs if such contracts or agreements are assumed), (ii) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Loan Party from any of its duties or obligations under the contracts and agreements included in the Pledged Collateral, and (iii) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Pledged Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Loan Party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(b) Except as otherwise provided in this subsection (b), each Loan Party will continue to collect, at its own expense, all amounts due or to become due such Loan Party under the Receivables and Related Contracts.  In connection with such collections, such Loan Party may take (and, at the Collateral Agent’s direction, will take) such action as such Loan Party or the Collateral Agent may reasonably deem necessary or advisable to enforce collection of the Receivables and Related Contracts; provided, however, that, subject to any requirement of notice provided in Section 8.02, the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of a Collateral Enforcement Event of Default, to notify the obligors under any Receivables and Related Contracts of the assignment of such Receivables and Related Contracts to the Collateral Agent and to direct such obligors to make payment of all amounts due or to become due to such Loan Party thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Loan Party, to enforce collection of any such Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Loan Party might have done, and to otherwise exercise all rights with respect to such Receivables and Related Contracts, including, without limitation, those set forth in Section 9-607 of the Uniform Commercial Code.  Upon and during the exercise by the Collateral Agent on behalf of the Lenders of any of the remedies described in the proviso of the immediately preceding sentence, (i) any and all amounts and proceeds (including, without limitation, instruments) received by such Loan Party in respect of the Receivables and Related Contracts of such Loan Party shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Loan Party and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement) to be deposited in a collateral account maintained with the Collateral Agent and applied as provided in Section 10.07(b) and (ii) such Loan Party will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Related Contract, release wholly or partly any obligor thereof, or allow any credit or discount thereon.  No Loan Party will permit or consent to the subordination of its right to payment under any of the Receivables and Related Contracts to any other indebtedness or obligations of the obligor thereof.

(c) The Collateral Agent shall have the right to make test verification of the Receivables in any manner and through any medium that it considers advisable in its reasonable discretion, and each Loan Party agrees to furnish all such assistance and information as the Collateral Agent may reasonably require in connection therewith.

10.04 Covenants of the Loan Parties with Respect to Pledged Collateral.  Each Loan Party hereby covenants and agrees with the Collateral Agent that from and after the date of this Agreement and until the Secured Credit Obligations (other than contingent indemnification obligations which are not then due and payable) are fully satisfied:

(a) Delivery and Control of Pledged Equity.

(i) All certificates or instruments representing or evidencing Pledged Equity shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto at the request of the Collateral Agent or any Significant Lender, and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent and each Significant Lender.

(ii) With respect to any Pledged Equity in which any Loan Party has any right, title or interest and that constitutes an uncertificated security, such Loan Party will cause the issuer thereof either (i) to register the Collateral Agent as the registered owner of such security or (ii) to agree in an authenticated record with such Loan Party and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of such Loan Party, such authenticated record to be in form and substance reasonably satisfactory to the Collateral Agent and each Significant Lender.  With respect to any Security Collateral in which any Loan Party has any right, title or interest and that is not an uncertificated security, upon the request of the Collateral Agent or any Significant Lender, such Loan Party will notify each such issuer of Pledged Equity that such Pledged Equity is subject to the security interest granted hereunder.

(iii) Except as provided in Section 10.07, such Loan Party shall be entitled to receive all cash dividends paid in respect of the Pledged Equity with respect to the Pledged Equity.

(iv) Except as provided in Section 10.07 and subject to Article VII, such Loan Party will be entitled to exercise all voting, consent and corporate rights with respect to the Pledged Equity.

(b) Maintenance of Records.  Such Loan Party will keep and maintain, at its own cost and expense, satisfactory and complete records of the Pledged Collateral, in all material respects, including, without limitation, a record of all payments received and all credits granted with respect to the Pledged Collateral and all other dealings concerning the Pledged Collateral in each case in accordance with its normal business practice.

(c) Indemnification with Respect to Pledged Collateral.  In any suit, proceeding or action brought by the Collateral Agent relating to any Pledged Collateral for any sum owing thereunder or to enforce any provision of any Pledged Collateral in each case, brought by the Collateral Agent in accordance with this Agreement, such Loan Party will save, indemnify and keep the Secured Parties harmless from and against all expense, loss or damage suffered by the Secured Parties by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the obligor thereunder, arising out of a breach by such Loan Party of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from such Loan Party, and all such obligations of such Loan Party shall be and remain enforceable against and only against such Loan Party and shall not be enforceable against the Collateral Agent.

(d) Limitation on Liens on Pledged Collateral.  Such Loan Party will defend the Pledged Collateral against and take such other action as is necessary to remove, any Lien on the Pledged Collateral except Liens permitted under Section 7.01 and will defend the right, title and interest of the Collateral Agent in and to all of such Loan Party’s rights under the Pledged Collateral against the claims and demands of all Persons whomsoever other than claims or demands arising out of Liens permitted under Section 7.01.

(e) Limitations on Modifications of Receivables.  Except with respect to intercompany Receivables among the Loan Parties, such Loan Party will not, without the Collateral Agent’s prior written consent, grant any extension of the time of payment under or in respect of any of the Receivables or Related Contracts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof, or allow any credit or discount whatsoever thereon other than any of the foregoing which are done in the ordinary course of business, consistent with past practices, and trade discounts granted in the ordinary course of business of such Loan Party.

(f) Notices.  Such Loan Party will advise the Collateral Agent promptly after it obtains knowledge thereof, in reasonable detail, (i) of any Lien asserted against any of the Pledged Collateral other than Liens permitted under Section 7.01, and (ii) of the occurrence of any other event which would result in a material adverse change with respect to the aggregate value of the Pledged Collateral or on the security interests created hereunder.

(g) Maintenance of Equipment.  Such Loan Party will keep and maintain the Equipment in good operating condition sufficient for the continuation of the business conducted by such Loan Party on a basis consistent with past practices, ordinary wear and tear excepted.

(h) As to Intellectual Property Collateral.

(i) With respect to each item of its Intellectual Property Collateral, each Loan Party agrees to take, at its expense, all necessary steps, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other applicable U.S. Governmental Authority, to (A) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (B) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Loan Party, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other applicable U.S. Governmental Authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.  No Loan Party shall, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any Intellectual Property Collateral, or abandon any right to file an application for patent, trademark, or copyright, unless such Loan Party shall have determined prior to such cessation of use or abandonment that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Loan Party’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect.

(ii) Each Loan Party agrees promptly to notify the Collateral Agent if such Loan Party becomes aware (A) that any material item of the Intellectual Property Collateral has become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Loan Party’s ownership of any of the material Intellectual Property Collateral or its right to register the same or to keep and maintain and enforce the same, or (B) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any material item of the Intellectual Property Collateral.

(iii) In the event that any Loan Party becomes aware that any item of the Intellectual Property Collateral that is material to such Loan Party’s business is being infringed or misappropriated by a third party, such Loan Party shall promptly notify the Collateral Agent and shall take such actions, at its expense, as such Loan Party or the Collateral Agent deems reasonable and appropriate under the circumstances to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(iv) Each Loan Party shall use proper statutory notice (where necessary) in connection with its use of each item of its Intellectual Property Collateral.  No Loan Party shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property Collateral may lapse or become invalid or unenforceable or placed in the public domain except to the extent that it is commercially reasonable to do so.

(v) Each Loan Party shall take all reasonable steps which it or the Collateral Agent deems appropriate under the circumstances to preserve and protect each item of its Intellectual Property Collateral, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the Trademarks use such consistent standards of quality.

(vi) Each Loan Party agrees that should it obtain an ownership interest in any item of the type set forth in Section 10.01(f) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto.  Within three days of acquiring After-Acquired Intellectual Property, the Loan Party that acquired such After-Acquired Intellectual Property shall give prompt written notice to the Collateral Agent identifying the After-Acquired Intellectual Property acquired, and such Loan Party shall execute and deliver to the Collateral Agent with such written notice, or otherwise authenticate, an IP Security Agreement Supplement covering such After-Acquired Intellectual Property which shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other applicable Governmental Authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

(i) Delivery and Control of Slot Transfer Documents.  In order to facilitate a subsequent transfer, if any, of Slots held by the Loan Parties, the applicable Loan Party (A) has, prior to the Initial Closing Date, executed a blank, undated transfer document for each Pledged Slot (as defined in the Slot Security Agreement) held by such Loan Party as of the Initial Closing Date, and (B) shall, on the date of acquisition thereof, execute a blank, undated transfer document for each Pledged Slot acquired by such Loan Party after the Initial Closing Date, in each case, be held in escrow by the Collateral Agent until (i) exercise by the Administrative Agent or the Collateral Agent and the Lenders of their rights upon the occurrence and during the continuance of a Collateral Enforcement Event of Default as set forth in and subject to Section 8.02 and Section 10.07 of this Agreement and Section 9 of the Slot Security Agreement or (ii) termination of, or release from, the Liens of the Slot Security Agreement and this Agreement in accordance with the terms thereof and hereof.

10.05 Performance by Collateral Agent of the Loan Parties’ Obligations.

(a) Collateral Agent Appointed Attorney-in-Fact.  Each Loan Party hereby irrevocably appoints the Collateral Agent such Loan Party’s attorney-in-fact, with full authority in the place and stead of such Loan Party and in the name of such Loan Party or otherwise, from time to time, in the Collateral Agent’s discretion after the occurrence and during the continuance of a Collateral Enforcement Event of Default, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(i) to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to this Agreement,

(ii) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Pledged Collateral,

(iii) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (i) or (ii) above, and

(iv) to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Pledged Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Pledged Collateral; provided that the Collateral Agent shall not exercise any such rights under this Section 10.05(a) except upon occurrence and during the continuance of a Collateral Enforcement Event of Default.

(b) Collateral Agent May Perform.  If any Loan Party fails to perform any agreement contained herein, the Collateral Agent may, as the Collateral Agent deems necessary to protect the security interest granted hereunder in the Pledged Collateral or to protect the value thereof, but without any obligation to do so after the occurrence and during the continuance of a Collateral Enforcement Event of Default, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Loan Party under Section 12.04.

(c) Collateral Agent Not Liable.  The Collateral Agent shall in no way be responsible for the payment of any costs incurred in connection with preserving or disposing of Pledged Collateral.

10.06 The Collateral Agent’s Duties.

(a)  The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Pledged Collateral and shall not impose any duty upon it to exercise any such powers.   Other than the exercise of reasonable care to assure the safe custody of the Pledged Collateral while being held by the Collateral Agent pursuant to the terms of the Secured Credit Documents, the Collateral Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the grantor of such Pledged Collateral shall be responsible for preservation of all rights in the Pledged Collateral, and the Collateral Agent shall be relieved of all responsibility for the Pledged Collateral upon surrendering it or tendering the surrender of it to such grantor.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Collateral Agent shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Pledged Collateral.  In the event of a public or private sale of Pledged Collateral pursuant to the terms of the Secured Credit Documents, the Collateral Agent shall have no obligation to clean-up, repair or otherwise prepare the Pledged Collateral for sale.

(b) Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Pledged Collateral.  In the event that the Collateral Agent so appoints any Subagent with respect to any Pledged Collateral, (i) the assignment and pledge of such Pledged Collateral and the security interest granted in such Pledged Collateral by each Loan Party hereunder shall be deemed for purposes of this Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Credit Obligations of such Loan Party, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Pledged Collateral, and (iii) the term “Collateral Agent”, when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Pledged Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Pledged Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

(c) Notwithstanding anything herein or in the other Secured Credit Documents to the contrary, the Collateral Agent shall be fully justified in failing or refusing to take any action under any Secured Credit Document unless it shall first receive direction from the Required Secured Parties and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

10.07 Remedies.  If any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may, at the direction of the Required Secured Parties, exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code (whether or not the Uniform Commercial Code applies to the affected Pledged Collateral) and also may:  (i) require each Loan Party to, and each Loan Party hereby agrees that it will at its expense and upon request of the Collateral Agent or any Significant Lender forthwith, assemble all or part of the Pledged Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to such Loan Party and the Collateral Agent; (ii) without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as are commercially reasonable; (iii) occupy any premises owned or leased by any of the Loan Parties where the Pledged Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Loan Party in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Loan Parties under or in connection with the Pledged Collateral, or otherwise in respect of the Pledged Collateral, including, without limitation, (A) any and all rights of such Loan Party to demand or otherwise require payment of any amount under, or performance of any provision of, the Receivables, the Related Contracts and the other Pledged Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Receivables, the Related Contracts and the other Pledged Collateral, including, without limitation, those set forth in Section 9-607 of the Uniform Commercial Code.  To the extent not inconsistent with the Federal Aviation Act, the DOT requirements and the FAA requirements, the Collateral Agent or any other Secured Party may be the purchasers of any or all of the Pledged Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at such sale, to use and apply any of the Obligations owed to such Person as a credit on account of the purchase price of any Collateral payable by such Person at such sale.  Each purchaser at any such sale shall acquire the property sold absolutely free from any claim or right on the part of the Grantors, and each Grantor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Each Loan Party agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to such Loan Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Any Account Collateral and any Proceeds of any Security Collateral may be applied by the Collateral Agent towards payment of the Secured Credit Obligations.

(b) Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Pledged Collateral shall be applied against the Secured Credit Obligations, in the manner set forth in Section 8.03.  Any surplus of such cash or cash proceeds held by the Collateral Agent and remaining after payment in full of the Secured Credit Obligations shall be paid over to the applicable Loan Party or to whomever may be lawfully entitle to receive such surplus.

(c) All payments received by any Loan Party under or in connection with the Pledged Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Loan Party and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

(d) The Collateral Agent may, without notice to any Loan Party except as required by law or Section 8.02 and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Credit Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

(e) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Loan Party, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Loan Party shall supply to the Collateral Agent or its designee such Loan Party’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Loan Party’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Loan Party.

(f) The Collateral Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Section 10.07, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral any information in its possession relating to such Security Collateral.

10.08 Modifications.

The Liens, lien priority and other rights and remedies granted to the Collateral Agent for the benefit of the Lenders pursuant to this Agreement and the other Secured Credit Documents shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by any of the Loan Parties or by any other act or omission whatsoever.

10.09 Release; Termination.

(a)  Upon any sale, lease, transfer or other disposition of any item of Pledged Collateral of any Loan Party in accordance with the terms of the Secured Credit Documents to a Person other than a Loan Party or a Subsidiary thereof, such Pledged Collateral shall be released from the assignment and security interest granted hereby, and in connection therewith, the Collateral Agent will, at such Loan Party’s expense, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence the release of such item of Pledged Collateral (other than Inventory sold in the ordinary course of business) from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default shall have occurred and be continuing, (ii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with Section 2.02 shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under Section 2.02, and (iii) in the case of Pledged Collateral sold or disposed of, the release of a Lien created hereby will not be effective until the receipt by the Collateral Agent of the Net Cash Proceeds arising from the sale or disposition of such Pledged Collateral.

Upon the latest of (i) the payment in full in cash of the Secured Credit Obligations (other than contingent indemnification obligations which are not then due and payable) and (ii) the Maturity Date, the pledge and security interest granted hereby shall terminate and all rights to the Pledged Collateral shall revert to the applicable Loan Party; provided that, with respect to that portion of the Secured Credit Obligations consisting of Airline Service Agreement Obligations, the pledge and security interest granted hereby (to the extent securing Airline Service Agreement Obligations) shall terminate and all rights to such Pledged Collateral shall revert to the applicable Loan Party on the Airline Service Agreement Termination Date.  Upon any such termination, the Collateral Agent will, at the applicable Loan Party’s expense, execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.

ARTICLE XI
GUARANTY

11.01 Guaranty.  Each Guarantor, severally, unconditionally and irrevocably guarantees (the undertaking by each Guarantor under this Article XI being the “Guaranty”) the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all of the Obligations of each of the other Loan Parties now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnification payments, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any of the other Secured Parties in enforcing any rights under this Guaranty or any other Loan Document.  Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors.

11.02 Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any other Secured Party with respect thereto.  The Obligations of each Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, and a separate action or actions may be brought and prosecuted against such Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any other Loan Party or whether any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of, and such Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any and all of the following:

(a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or nonperfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from this Guaranty or any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents, or any other property and assets of any other Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any other Loan Party or any of its Subsidiaries;

(f) any failure of the Administrative Agent or any other Secured Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to the Administrative Agent or such other Secured Party, as the case may be (such Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

(g) the failure of any other Person to execute this Agreement or any other guarantee or agreement of the release or reduction of the liability of any of the other Loan Parties or any other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Administrative Agent or any other Secured Party) that might otherwise constitute a defense available to, or a discharge of, such Guarantor, any other Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Administrative Agent or any other Secured Party or by any other Person upon the insolvency, bankruptcy or reorganization of any other Loan Party or otherwise, all as though such payment had not been made.

11.03 Waivers and Acknowledgments.

(a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty, and any requirement that the Administrative Agent or any other Secured Party protect, secure, perfect or insure any Lien or any property or assets subject thereto or exhaust any right or take any action against any other Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.  Each Guarantor acknowledges and agrees that this Guaranty is a guarantee of payment and not of collection.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Secured Parties which in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral, and (ii) any defense based on any right of setoff or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Administrative Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any Collateral Document by nonjudicial sale, and such Guarantor hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Secured Party.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 11.02 and this Section 11.03 are knowingly made in contemplation of such benefits.

11.04 Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or may hereafter acquire against any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of its Obligations under this Guaranty or under any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Administrative Agent or any other Secured Party against such other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until such time as all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Term Commitments shall have expired or terminated.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Maturity Date, such amount shall be received and held in trust for the benefit of the Administrative Agent and the other Secured Parties (in the same form as so received) and shall forthwith be paid to the Administrative Agent (without any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) any Guarantor shall pay to the Administrative Agent all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Maturity Date shall have occurred, the Administrative Agent and the other Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from the payment made by such Guarantor pursuant to this Guaranty.

11.05 Continuing Guarantee; Assignments.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all of the Guaranteed Obligations and all other amounts payable under this Guaranty and (ii) the Maturity Date, (b) be binding upon each Guarantor and its successors and assigns and (c) inure to the benefit of, and be enforceable by, the Administrative Agent and the other Secured Parties and their respective successors, transferees and assigns.  Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Term Commitment, the Term Loans owing to it and the Term Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender Party under this Article XI or otherwise, in each case as provided in Section 12.07.  Notwithstanding clause (b) of this Section 11.05, no Guarantor may assign any of its obligations under this Guaranty.

11.06 No Reliance.  Each Guarantor has, independently and without reliance upon the Collateral Agent, Administrative Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.

ARTICLE XII
MISCELLANEOUS

12.01 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a), without the written consent of each Lender;

(b) (i) extend or increase the Term Commitment of any Lender (or reinstate any Term Commitment terminated pursuant to Section 8.02) without the written consent of all Lenders;

(c) postpone any date scheduled for any payment of principal or interest under this Agreement without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on any Term Loan or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend Section 2.04(b);

(e) change any provision of this Section 12.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; and

(g) release all or substantially all of the value of the Guaranty, without the written consent of each Lender;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Collateral Agent under this Agreement or any other Loan Document; and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document.

Anything to the contrary in this Agreement notwithstanding (except as provided in this Section 12.01), the Collateral Agent, the Administrative Agent, the Lenders and the Loan Parties agree that no amendment, modification or other change to this Agreement that increases the amount of Indebtedness that is permitted to be secured by the Collateral or modifies Section 8.02 or Section 8.03 or this provision of Section 12.01 shall be made without the written consent of the Required Northwest Parties. For the avoidance of doubt, the Northwest Parties are an express third-party beneficiary of this Agreement.

12.02 Notices and Other Communications; Facsimile Copies.

(a) General.  Unless otherwise expressly provided in this Agreement, all notices and other communications provided for hereunder or any other Loan Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number provided by such Lender to the Administrative Agent and the Borrower at the time such Person becomes a lender or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent and the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, first-class postage prepaid; (C) if delivered by facsimile, when sent; and (D) if delivered by electronic mail, when received; provided, however, that notices and other communications to the Administrative Agent or the Collateral Agent pursuant to Article II shall not be effective until actually received by such Person.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent, the Collateral Agent and the Lenders.  The Administrative Agent and the Collateral Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Reliance by Administrative Agent, Collateral Agent and Lenders.  The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.

12.03 No Waiver; Cumulative Remedies.  No failure by any Lender, the Collateral Agent or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.04 Attorney Costs, Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Collateral Agent and each Lender for all out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents (and, in the case of Republic, in connection with previous alternative lending structures and any related intercreditor arrangements), and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs (including, without limitation, specialty and local counsel) and (b) to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender for all costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and each Lender and the cost of independent public accountants and other outside experts retained by the Administrative Agent, the Collateral Agent or any Lender.  All amounts due under this Section 12.04 shall be payable within two Business Days after demand therefor.  The agreements in this Section shall survive the termination of the Term Commitments and repayment of all other Obligations.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, including, without limitation, Attorney Costs and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent, the Collateral Agent or any Lender, in its sole discretion and any such amounts so paid by the Administrative Agent, the Collateral Agent or any Lender, shall constitute Obligations owing to such person.

12.05 Indemnification by the Borrower.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Term Commitment or Term Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to any Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  No Indemnitee shall have any liability for any indirect, special or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Initial Closing Date).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 12.05 shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the resignation of the Administrative Agent, the Collateral Agent, the replacement of any Lender, the termination of the Term Commitments, and the repayment, satisfaction or discharge of all the other Obligations.

12.06 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Collateral Agent or any Lender, or the Administrative Agent, the Collateral Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Collateral Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to promptly pay to the Administrative Agent and the Collateral Agent upon demand its Pro Rata Share of any amount so recovered from or repaid by the Administrative Agent and the Collateral Agent.

12.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) in accordance with the provisions of subsection (b) of this Section or (ii) by way of participation in accordance with the provisions of subsection (d) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.  In addition, no Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender.

(b) Any Lender may, with the prior written consent of each Significant Lender, at any time assign to any assignee (an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Commitment and the Term Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Commitment and the Term Loans at the time owing to it, the aggregate amount of the Term Commitment or, if the applicable Term Commitment is not then in effect, the principal outstanding balance of the Term Loan of the assigning Lender subject to each such assignment shall not be less than $5,000,000 or an integral multiple of $50,000 in excess thereof; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loans or the Term Commitment assigned.  Subject to acknowledgement and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 12.04 and 12.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Term Note to the Assignee.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Commitments of, and principal amounts of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Commitment and/or the Term Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Collateral Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.01 that directly affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.08 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

12.08 Setoff.  In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness or other obligations at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent, the Collateral Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent, the Collateral Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent, the Collateral Agent, such Lender and their respective Affiliates may have.

12.09 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent, the Collateral Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent, the Collateral Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.10 Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier or electronic image transmission (e.g., PDF) of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Administrative Agent may also require that any such documents and signatures delivered by telecopier or electronic image transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or electronic image transmission.

12.11 Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, the Collateral Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

12.12 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent, the Collateral Agent and each Lender, regardless of any investigation made by the Administrative Agent, the Collateral Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Collateral Agent or any Lender may have had notice or knowledge of any Default or breach of such representation and warranty at the time the Term Loans were extended, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

12.13 TPG Entities as Lenders.  Each Lender acknowledges that the TPG Entities own a majority of the Equity Interests of the Parent and, consequently, may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the TPG Entities shall be under no obligation to provide such information to them.  With respect to the Term Loans, the TPG Entities shall have the same rights and powers (and shall have the same rights to exercise such rights and powers) under this Agreement as any other Lender.

12.14 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.15 Tax Forms.

(a)           (i)  Each Lender, Administrative Agent and Collateral Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Person”) shall deliver to each of the Borrower and the Administrative Agent, as applicable, on or prior to the date of its execution and delivery of this Agreement (or upon accepting an assignment of an interest herein), two duly signed completed copies of the applicable IRS Form W-8 or any successor thereto (entitling it to an exemption from, or reduction of, withholding tax on payments to be made to or for the benefit of such Person pursuant to this Agreement) or such other evidence satisfactory to the Borrower, the Administrative Agent and each Significant Lender, as applicable, that such Foreign Person is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code.  Thereafter and from time to time, each such Foreign Person shall (A) promptly submit to the Borrower and the Administrative Agent, as applicable, such additional duly completed and signed copies of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid or reduce, or such evidence as is satisfactory to the Borrower, the Administrative Agent and each Significant Lender of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Person by the Borrower pursuant to this Agreement, (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Person, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Person or indemnification pursuant to Section 3.01.

(ii) Each Lender that is a Foreign Person, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to each of the Borrower and the Administrative Agent on the date when such Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under applicable Law, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) The Loan Parties shall not be required to pay any additional amount to any Person under Section 3.01 (A) with respect to any Taxes on the basis of the information, certificates or statements of exemption such Person transmits with an IRS Form W-8IMY pursuant to this Section 12.14(a) or (B) if such Person shall have failed to satisfy the provisions of this Section 12.14(a) and Section 12.14(b); provided that if such Person is a Lender and shall have satisfied the requirement of this Section 12.14(a) on the date it became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 12.14(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in governmental interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(b) Each Lender, Administrative Agent and Collateral Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to each of the Borrower and the Administrative Agent two duly signed completed copies of IRS Form W-9.  If such Person fails to deliver such forms, then each of the Borrower and the Administrative Agent may withhold from any payment to such Person an amount equivalent to the applicable back-up withholding tax imposed by Applicable Law.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent.  The obligation of the Lenders under this Section shall survive the termination of the Term Commitments, repayment of all Obligations hereunder and the resignation of the Administrative Agent.

12.16 Governing Law.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SUBSECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

(b) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY LOAN PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH LENDER, IRREVOCABLY

(i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO BORROWER (IN THE CASE OF ANY LOAN PARTY), OR TO ANY PERSON THAT IS NOT A LOAN PARTY, TO SUCH PERSON AT THE APPLICABLE ADDRESS SET FORTH ON SCHEDULE 12.02;

(iv) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (iii) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER IT IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(v) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST IT IN THE COURTS OF ANY OTHER JURISDICTION; AND

(vi) AGREES THAT THE PROVISIONS OF THIS SECTION 12.15 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SUBSECTION 5-1402 OR OTHERWISE.

12.17 Waiver of Right to Trial by Jury.  EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, WHICH EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 12.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TERM LOANS MADE HEREUNDER.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

12.18 Binding Effect.  This Agreement shall become effective when it shall have been executed by the Loan Parties, the Lenders and the Collateral Agent and thereafter, the Administrative Agent, and shall be binding upon and inure to the benefit of the Loan Parties, the Administrative Agent, the Collateral Agent and each Lender and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their respective rights or obligations hereunder or any interest herein without the prior written consent of each of the Lenders.

12.19 Reaffirmation of Guaranty and Grant of Security.

(a)           Each Guarantor hereby (a) acknowledges that it has reviewed the terms and provisions of this Agreement and consents to the amendments and modifications effected hereby and (b) agrees and confirms, both before and after giving effect to the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement, that it is a party to and is bound by the Guaranty as a guarantor thereunder by virtue of its having been an original signatory thereto and that its guaranty provided for in the Guaranty is hereby reaffirmed, remains in full force and effect, after giving effect to this Agreement, and constitutes a continuing guaranty to the Lenders and their respective successors, indorsees, transferees and assigns, for the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations with the same effect as if all terms of such guaranty were set forth herein.  The Guaranty is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

(b) Each Loan Party hereby (a) acknowledges that it has reviewed the terms and provisions of this Agreement and consents to the amendments and modifications effected hereby and (b) agrees and confirms, both before and after giving effect to the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement, that it is a party to and is bound by Article X of this Agreement and each Collateral Document as a grantor of the Collateral thereunder by virtue of its having been an original signatory thereto.  Article X of this Agreement and the other Collateral Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  Without limiting the generality of the foregoing, Article X of this Agreement, each Collateral Document and all of the Collateral do and shall continue to secure the payment of all Secured Credit Obligations.  Each Loan Party, each as a grantor under each Collateral Document that such Loan Party is a party to, hereby (x) reaffirms its grant of, and hereby grants, a security interest in such Collateral to the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of all the Secured Credit Obligations with the same effect as if all terms of such grant contained in each Collateral Document were set forth herein, (y) pursuant to any applicable law, authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Loan Party in such form and in such offices as the Collateral Agent determines appropriate to perfect the security interests of the Collateral Agent and the other Secured Parties and authorizes the Collateral Agent to use the collateral description “all personal property, whether now owned or hereafter acquired” or any other similar collateral description in any such financing statements and (z) ratifies and authorizes the filing by the Collateral Agent of any financing statement with respect to the Collateral made prior to the date hereof.

12.20 Consent of Existing Lenders.  Each of the Existing Lenders hereby consents to the amendments and modifications effected hereby, and to the execution and delivery by the Agents on or prior to the Amendment and Restatement Effective Date, of this (i) Agreement and (ii) such other Loan Documents as the Administrative Agent deems necessary in connection with funding of the Term Loans on the Amendment and Restatement Effective Date.

12.21 No Novation.  Each of the Agents, the Existing Lenders, the Lenders, Parent, Borrower and each other Loan Party acknowledges and agrees that: (a) this Agreement supersedes the Existing Credit Agreement and has been executed and delivered in renewal, amendment, restatement and modification, but not in novation or extinguishment of, the obligations under the Existing Credit Agreement; (b) all obligations under the Existing Credit Agreement are continued and restated hereunder, as set forth herein and in the other Loan Documents; and (c) the Liens securing the Existing Credit Agreement have not been terminated and continue in effect, as security for all of the Obligations and the Secured Credit Obligations.

[signature pages follow]

MIDWEST AIRLINES, INC., as Borrower

By:	/s/ Curtis E. Sawyer
Name: Curtis E. Sawyer
Title: SVP & CFO

MIDWEST AIR GROUP, INC., as Parent

By:	/s/ Curtis E. Sawyer
Name: Curtis E. Sawyer
Title: SVP & CFO

SKYWAY AIRLINES, INC.

By:	/s/ Curtis E. Sawyer
Name: Curtis E. Sawyker
Title: VP & Treasurer

BESTCARE HOLDINGS, INC.

By:	/s/ Curtis E. Sawyer
Name: Curtis E. Sawyer
Title: Treasurer

MIDWEST EXPRESS SERVICES – KANSAS CITY, INC.

By:	/s/ Curtis E. Sawyer
Name: Curtis E. Sawyer
Title: President

MIDWEST EXPRESS SERVICES – OMAHA, INC.

By:	/s/ Curtis E. Sawyer
Name: Curtis E. Sawyer
Title: President

MIDWEST EXPRESS SERVICES - OMAHA, INC. YX PROPERTIES, LLC. By: Midwest Express Services - Omaha, Inc., its sole member

By:	/s/ Curtis E. Sawyer
Name: Curtis E. Sawyer
Title; President

WELLS FARGO BANK NORTHWEST, NATIONAL ASSOCIATION, as Administrative Agent and as Collateral Agent,

By:	/s/ Jon Croasmun
Name: Jon Croasmun
Title: Vice President

TPG MIDWEST US V, LLC, as a Lender
By: PTG Advisors V, Inc.
Its: Managing Member

By:	/s/ Clive Bode
Name
Title

TPG GenPar V, L.P.
TPG Advisors V, Inc.
Its: Managing Member

By:	/s/ Clive Bode
Name
Title

REPUBLIC AIRWAYS HOLDINGS INC. , as a Lender

By:	/s/ Bryan Bedford
Name: Bryan Bedford
Title: President & CEO